Exhibit 2.1

EQUITY INTEREST PURCHASE AGREEMENT
BY AND AMONG
RIKCO INTERNATIONAL, LLC D/B/A DR. COMFORT,
RIKCO HOLDING CORPORATION,
MERIT MEZZANINE FUND IV, L.P.,
MERIT MEZZANINE PARALLEL FUND IV, L.P.,
THE UNDERSIGNED MEMBERS OF RIKCO INTERNATIONAL, LLC
AND
DJO, LLC

March 14, 2011

i

	9.06	Equipment	23
	9.07	Title to Assets	23
	9.08	Contracts	23
	9.09	Litigation and Proceedings	25
	9.10	Compliance with Environmental Laws	26
	9.11	Government Licenses and Permits	27
	9.12	Taxes	27
	9.13	Employee Benefit Plans	29
	9.14	Labor Matters	32
	9.15	Intellectual Property	33
	9.16	Compliance with Legal Requirements	34
	9.17	Customers and Suppliers	35
	9.18	Affiliate Transactions	36
	9.19	Bank Accounts; Powers of Attorney	36
	9.20	Insurance	36
	9.21	Brokerage	36
	9.22	Accounts Receivable	36
	9.23	Foreign Corrupt Practices Act; Export Control Laws	37
	9.24	Products	37
	9.25	Limitations on Representations and Warranties	38

9A.	Representations and Warranties of Each Member		38
	9.01A	Authorization of Agreement	38
	9.02A	Litigation	39
	9.03A	Membership Interests	39

9B.	Representations and Warranties of Merit		39
	9.01B	Organization; Authorization of Agreement	39
	9.02B	Litigation	40
	9.03B	Shares	40
	9.04B	No Operations	40
	9.05B	Taxes	40

10.	Representations and Warranties of Buyer		41
	10.01	Corporate Organization	41
	10.02	Authorization of Agreement	41
	10.03	No Brokers or Finders	42
	10.04	Litigation	42
	10.05	Investment Intent	42
	10.06	Financing	42

11.	Mutual Covenants and Agreements		43
	11.01	Access	43
	11.02	Updating of Schedules	43
	11.03	Consents and Approvals	43
	11.04	Filings; Cooperation; Information	44
	11.05	Further Assurances	45
	11.06	Post-Closing Access to Information	45

ii

	11.07	Litigation Assistance	46
	11.08	Conduct of the Company	46
	11.09	Settlement	47
	11.10	Employees	48
	11.11	Directors’ and Officers’ Indemnification and Insurance	49
	11.12	Nonsolicitation; Non-Competition	50
	11.13	Non-Business Related Receivables	52

12.	Tax Matters		52
	12.01	Indemnification for Tax Matters	52
	12.02	Computation	53
	12.03	Preparation and Filing of Tax Returns	53
	12.04	Audits	54
	12.05	Cooperation on Tax Matters	56
	12.06	Certain Taxes and Fees	56
	12.07	Refunds	56
	12.08	Tax Distribution	57
	12.09	Purchase Price Allocation	57
	12.10	Conduct	57

13.	Indemnification		57
	13.01	Indemnification by the Members and Merit	57
	13.02	Limitations on the Members’ and Merit’s Indemnification Obligations	58
	13.03	Indemnification by Buyer	61
	13.04	Procedure	61
	13.05	Exclusive Remedies	62

14.	Termination		63
	14.01	Methods of Termination	63
	14.02	Procedure Upon Termination	63
	14.03	Termination Fee	64

15.	Miscellaneous		64
	15.01	Further Assurances	64
	15.02	Governing Law; Submission to Jurisdiction	64
	15.03	Entire Agreement	65
	15.04	Public Announcement	65
	15.05	Notices	65
	15.06	Incorporation of Terms	66
	15.07	Severability	66
	15.08	Amendment	66
	15.09	Assignment; Binding Effect	66
	15.10	Benefit	66
	15.11	Appointment of Member Representative	67
	15.12	Disclosure Schedules	68
	15.13	Other Agreements	69
	15.14	Facsimile/Electronic Delivery; Counterparts	69

iii

EQUITY INTEREST PURCHASE AGREEMENT

THIS EQUITY INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of March, 2011 by and among RIKCO INTERNATIONAL, LLC D/B/A DR. COMFORT, a Wisconsin limited liability company (“Rikco”), RIKCO HOLDING CORPORATION, a Delaware corporation (“Holdco”), Merit Mezzanine Fund IV, L.P. (“Merit Mezzanine”), Merit Mezzanine Parallel Fund IV, L.P. (together with Merit Mezzanine, “Merit”), the undersigned members of Rikco (collectively, the “Members” and each individually, a “Member”), and DJO, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.                                   As set forth on the attached Exhibit A: (i) the Members and Holdco own all of the issued and outstanding membership interests of Rikco (collectively, the “Membership Interests”) and (ii) Merit owns all of the issued and outstanding shares of stock of Holdco (the “Shares”).  The Membership Interests and the Shares are referred to herein as the “Company Equity Interests.”

B.                                     The Company is a manufacturer and supplier of diabetic footwear, compression hosiery and accommodative inserts (such business, as conducted by the Company immediately prior to the date of this Agreement, being referred to herein as the “Business”).

C.                                     Buyer desires to purchase from the Members, and the Members desire to sell to Buyer, all of the Membership Interests upon the terms and conditions set forth below, and Buyer desires to purchase from Merit, and Merit desires to sell to Buyer, all of the Shares upon the terms and conditions set forth below.

AGREEMENTS

In consideration of the recitals and the mutual agreements set forth below, the parties agree as follows:

1.                                       Defined Terms; Construction.

1.01                           Defined Terms.  The following terms used in this Agreement shall have the meanings set forth below:

“Accounting Firm” has the meaning given in Section 5.03(b) below.

“Accounts Receivable” means all accounts receivable and notes receivable of the Company.

“Adjustment Time” means 11:59 p.m. (Central Standard Time) on the Closing Date.

“ADP” means ADP TotalSource, Inc.

“Agreement” has the meaning given in the Preamble above.

“Anti-Bribery Laws” has the meaning given in Section 9.23(a) below.

“Audited Financial Statements” has the meaning given in Section 9.03(a) below.

“Basket” has the meaning given in Section 13.02(b) below.

“Business” has the meaning given in the Recitals above.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Buyer” has the meaning given in the Preamble above.

“Buyer Indemnified Parties” has the meaning given in Section 13.01(a) below.

“Buyer’s Damages” means damages, losses, awards, Taxes, fines, assessments, penalties, costs or expenses (including, but not limited to, reasonable attorneys’ fees and other costs and reasonable expenses incident to proceedings or the defense or settlement of any claim) of any kind or nature whatsoever (whether or not arising out of Third Party Claims) incurred by a Buyer Indemnified Party, subject to the limitations set forth in Section 13.02(i).

“Cap” has the meaning given in Section 13.02(b) below.

“Cash” means all cash and cash equivalent items of the Company or Holdco, including checking account balances, bank account balances, certificates of deposit, mutual funds and other investment securities held by the Company or Holdco.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended, as in effect on the date of this Agreement and, as of Closing, as in effect on the Closing Date.

“Closing” has the meaning given in Section 6 below.

“Closing Cash” means Cash at the Adjustment Time.

“Closing Consideration” has the meaning given in Section 3(c) below.

“Closing Date” has the meaning given in Section 6 below.

“Closing Indebtedness” means Indebtedness at the Adjustment Time; provided, however, that notwithstanding anything herein to the contrary, “Closing Indebtedness” shall not include any: accounts payable, operating leases, deferred income taxes, non-consolidated interest accounts, other accrued liabilities and any and all Indebtedness paid by the Company at or prior to the Closing.

“Closing Notice” has the meaning given in Section 4 below.

“Closing Statement” has the meaning given in Section 5.02(a) below.

“Closing Working Capital” means Working Capital at the Adjustment Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning given in Section 10.06 below.

“Company” means Rikco, DRC International and DRC Healthcare.

“Company Benefit Plan” or “Company Benefit Plans” has the meaning given in Section 9.13(d) below.

“Company Equity Interests” has the meaning given in the Recitals above.

“Company Indemnified Party” has the meaning given in Section 11.11(a) below.

“Confidentiality Agreement” has the meaning set forth in Section 11.01 below.

“Continuing Employees” has the meaning set forth in Section 11.10(a) below.

“Consideration Schedule” has the meaning set forth in Section 3(b) below.

“Contract” means any written or oral agreement, contract, binding commitment or lease to which the Company is a party, including any amendments and other modifications thereto.

“Corporate Integrity Agreement” has the meaning set forth in Section 11.09(b).

“Covered Conduct” has the meaning set forth in the Settlement Agreement.

“CSA” has the meaning set forth in Section 11.10(d) below.

“Current Assets” means all current assets net of reserves of the Company and Holdco (consisting of the line item accounts specified on attached Exhibit B), but excluding (i) Cash and (ii) the Non-Business Related Receivables.

“Current Insurance” has the meaning given in Section 11.11(b) below.

“Current Liabilities” means (without duplication) all current liabilities of the Company and Holdco (consisting of the line item accounts specified on attached Exhibit B), but excluding (i) the Closing Indebtedness, (ii) the Transaction Expenses and (iii) any and all Indebtedness paid at or prior to Closing.

“Disclosure Schedule” has the meaning given in Section 9 below.

“Dispute Notice” means a notice delivered by the Member Representative in which the Member Representative (a) disputes the calculation of specific line items included in the Closing Statement or the calculation of Closing Working Capital and (b) provides the basis of such dispute in reasonable detail.

“DRC Healthcare” means DRC Healthcare, LLC, a Wisconsin limited liability company.

“DRC International” means DRC International, LLC, a Wisconsin limited liability company.

“Encumbrance” means any mortgage, charge, security interest, title retention agreement, pledge, encumbrance, deed of trust, option to purchase, right of first refusal, lien, easement, voting trust or other restriction on title.

“Environment” means surface water, groundwater, soil, land surface, subsurface strata and ambient air.

“Environmental Law” means any Legal Requirement in effect as of the date of this Agreement and, as of Closing, as in effect on the Closing Date, relating to (a) Releases or threatened Releases of Hazardous Substances into the Environment, (b) pollution or protection of the Environment or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances, other than relating to workers’ health or safety, useful products or materials manufactured, distributed or sold by the Company.

“Environmental Permits” means Permits relating to the Environment which are required under, or are issued by, a Governmental Authority pursuant to Environmental Laws.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any person and (b) any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any person to acquire any interest described in clause (a) of this definition in such person or otherwise entitle any person to share in the equity, profit, earnings, losses or gains of such person (including equity appreciation, phantom equity, profit participation or other similar rights).

“ERISA” has the meaning given in Section 9.13(a) below.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with the

Company or any subsidiary of the Company, as defined in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(i) of ERISA.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” has the meaning given in Section 7.09(h) below.

“Escrow Amount” means 10% of the Estimated Purchase Price.

“Estimated Closing Working Capital” has the meaning given in Section 5.01 below.

“Estimated Purchase Price” has the meaning given in Section 3(a) below.

“Export Control Laws” means all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.) and associated executive orders, and the laws implemented by the Office of Foreign Assets Controls, United States Department of Treasury, which is in effect as of the date of this Agreement and, as of Closing, is in effect on the Closing Date.

“FDA” means United States Food and Drug Administration.

“FDA Products” has the meaning given in Section 9.16(f) below.

“Financing” has the meaning given in Section 11.04(b) below.

“Financial Statements” has the meaning given in Section 9.03 below.

“Fringe Benefit Plans” has the meaning given in Section 9.13(c) below.

“Fundamental Representations” means the representations and warranties set forth in Section 9.01(b), 9.03A, 9.03B (Capitalization/Ownership of Membership Interests/Ownership of Shares), 9.21 (Brokerage) and 9.02(a), 9.01A and 9.01B (Authorization).

“Governmental Authority” means any foreign or United States federal, state or local government agency, division, subdivision thereof or any regulatory body, agency, authority or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).

“Hazardous Substances” means all hazardous substances, as that term is defined in CERCLA, and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, regulated as a “hazardous substance” under any Environmental Law, but including asbestos, mold and lead based paint.

“Health Care Laws” means all health care laws applicable to the Company and its assets, properties, business and operations, including any applicable federal or state fraud and abuse prohibitions, including the Federal False Claims Act (31 U.S.C. §§ 3729 - 3733), the Federal Anti-Kickback Statute ( 42 U.S.C. §1320a - 7b)); the Health Insurance Portability and Accountability Act 42 U.S.C. § 1320d et seq.); the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801 -3812), the Federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the regulations promulgated pursuant to such laws, including, without limitation, FDA’s current good manufacturing practice regulations for medical devices set forth under the Quality System Regulation at 21 C.F.R. Part 820, and applicable comparable state Legal Requirements; any applicable regulations which are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other applicable state or federal health care program requirements; any applicable federal, state, local, foreign, criminal or civil Legal Requirements that (i) require companies to adopt or maintain a compliance program or marketing code of conduct that relates to payments made to healthcare professionals, (ii) limit the payments that may be provided to healthcare professionals, or (iii) require certain payments provided to healthcare professionals to be reported or disclosed, including without limitation, Mass.Gen.Law Chp. 111N and 105 CMR 970.00, 18 V.S.A. § 4601-4634 and Vt. Admin. Code 20-4-1400:9.19 and Vt. Admin. Code 12-7-7:7701, and Cal. Hsc. Code § 119400-119402; and all other local, state, federal, national, supranational, and foreign Legal Requirements applicable to the Company, which are in effect as of the date of this Agreement and, as of Closing, are in effect on the Closing Date.

“Holdco” has the meaning given in the Preamble above.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company, without duplication, (a) all obligations of the Company for borrowed money, (b) all obligations of the Company evidenced by bonds, debentures or notes, or upon which interest payments are customarily made, (c) all obligations under capital leases in respect of which the Company is liable as obligor, guarantor or otherwise, and (d) any accrued interest, prepayment penalties, premiums, fees and expenses and other amounts payable with respect the foregoing.

“Indemnification Notice” has the meaning given in Section 13.04(a) below.

“Indemnified Party” has the meaning given in Section 13.04(a) below.

“Indemnifying Party” has the meaning given in Section 13.04(a) below.

“Initial Member Representative” has the meaning given in Section 15.11(a) below.

“Intellectual Property” means any and all (i) trademarks, trade dress, service marks, logos, trade names, and all registrations and applications to register the same and all common law rights thereto; (ii) inventions and discoveries, whether or not patentable and all issued U.S. and foreign patents and pending patent applications, provisionals, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof; and (iii) all copy, software, code, html and other works of authorship and all United States and foreign copyright registration and application to register the same.

“Interim Balance Sheet” has the meaning given in Section 9.03 below.

“Interim Balance Sheet Date” has the meaning given in Section 9.03 below.

“Interim Financial Statements” has the meaning given in Section 9.03 below.

“Leased Real Property” means the real property listed on Section 9.05 of the Disclosure Schedule.

“Legal Requirement” means any applicable law, statute, ordinance, code, rule, regulation, governmental order or any similar provision having the force or effect of law, in each case issued, adopted or promulgated by any Governmental Authority, which is in effect as of the date of this Agreement and, as of Closing, is in effect on the Closing Date.

“Majority of the Members” has the meaning given in Section 15.11(b) below.

“Management Services Agreement” means that certain Management Services Agreement dated February 28, 2006, by and between Rikco, Rikco Management, LLC and Rickey I. Kanter.

“Material Adverse Effect” means any fact, circumstance, event, change, effect, development, condition or occurrence, which, when considered either individually or in the aggregate, is or would be reasonably expected to be materially adverse to the business, operations, assets, liabilities or financial condition of the Company, taken as a whole, other than facts, circumstances, events, changes, effects, developments, conditions or occurrences arising out of or resulting from any of the following and in the case of clauses (c), (d), (e) and (f), only to the extent the Company is not disproportionately affected by:  (a) any public announcement relating to this Agreement or the transactions contemplated by this Agreement; (b) the consummation of the transactions contemplated by this Agreement, (c) changes in general industry, legal, regulatory, political, economic or business conditions or changes in GAAP or the interpretation thereof; (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement; or (e) changes in the conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates.

“Material Contracts” has the meaning given in Section 9.08(a) below.

“Merit” has the meaning given in the Preamble above.

“Merit Mezzanine” has the meaning given in the Preamble above.

“Member” or the “Members” has the meaning given in the Preamble above.

“Member Representative” has the meaning given in Section 15.11(a) below.

“Members’ Damages” means damages, losses, awards, Taxes, fines, assessments, penalties, costs or expenses (including, but not limited to, reasonable attorneys’ fees and other costs and reasonable expenses incident to proceedings or the defense or settlement of any claim) of any kind or nature whatsoever (whether or not arising out of Third Party Claims) incurred by a Member or Merit, subject to the limitations set forth in Section 13.02(i).

“Membership Interests” has the meaning given in the Recitals above.

“Non-Business Related Receivables” has the meaning given in Section 11.13.

“Order” means any decree, ruling, order, judgment, writ, award, injunction or stipulation of or by, or settlement agreement with, a Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past customs and practices of the Company.

“Outside Date” has the meaning given in Section 14.01(b) below.

“Pension Plans” has the meaning given in Section 9.13(a) below.

“Permits” means all licenses, approvals, permits, clearances, registrations, certificates, filings, consents and authorizations (and any applications for or supplements to the foregoing) filed with or issued or granted by a Governmental Authority, in each case which is presently required for and material to, the operation of the Company’s business as currently conducted, the holding of any interest in any of the Company’s properties and assets, and the operation of its facilities as currently operated, excluding all Environmental Permits.

“Permitted Encumbrances” means each and all of the following:  (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business; (c) such other Encumbrances that do not secure obligations for borrowed money, or attach to Equity Interests, and do not materially detract from the value of, or interfere with the present or future use of, the property subject thereto and affected thereby; (d) restrictions on the transfer of securities arising under U.S. federal and state securities laws and foreign securities laws; (e) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Leased Real Property which are not violated in any material respect by the current use and operation of the Leased Real Property; and (f) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting current occupancy or use of the

Leased Real Property which do not materially detract from the value of, or interfere with the present use of, the property subject thereto and affected thereby.

“Post-Closing Tax Period” means any Tax period or portion thereof beginning after the Adjustment Time.

“Post-Closing Taxes” has the meaning given in Section 12.01(c) below.

“Pre-Closing Tax Period” means any Tax period or portion thereof ending on or before the Adjustment Time.

“Pre-Closing Taxes” has the meaning given in Section 12.01(a) below.

“Pro Rata Share” means each Member’s and Merit’s (which is held indirectly through Merit’s ownership of Holdco) respective aggregate pro rata share of the Company as set forth on the Consideration Schedule.

“Proceeding” means any action, administrative enforcement, audit, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, investigation or other proceeding commenced, brought, or heard by or before any Governmental Authority.

“Purchase Price” has the meaning given in Section 3(c) below.

“Release” has the meaning given in 42 U.S.C. § 9601.

“Restricted Period” has the meaning given in Section 11.12(b) below.

“Required Consents” has the meaning given in Section 11.03 below.

“Required Information” has the meaning given in Section 11.04(b) below.

“Rikco” means Rikco International, LLC, a Wisconsin limited liability company.

“Safety Notices” has the meaning set forth in Section 9.16(e) below.

“Schedule Supplement” has the meaning set forth in Section 11.02 below.

“Settlement Agreement” has the meaning given in Section 11.09(b) below.

“Settlement and CIA Agreements” has the meaning given in Section 11.09(b) below.

“Settlement Amount” has the meaning set forth in the Settlement Agreement.

“Shares” has the meaning given in the Recitals above.

“Solicitation Restricted Period” has the meaning given in Section 11.12(a) below.

“Straddle Period” has the meaning given in Section 12.02 below.

“Target Working Capital” means $18,790,155, which was the Working Capital of the Business as of December 31, 2010, derived from the Financial Statements, prepared in accordance with GAAP and consistently applied, and which is set forth on attached Exhibit B.

“Tax” or “Taxes” means taxes and similar charges, fees, duties or other assessments, including income tax, excise tax, property tax, sales tax, use tax, franchise tax, payroll, withholding tax, social security and unemployment taxes, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, dividend withholding tax, residential property tax, transfer tax, registration fees, wealth tax, value added tax, alternative or add-on minimum tax, estimated tax, customs and other import and export duties, excise duties, stamp duty, capital duty imposed by any Governmental Authority and any interest, penalties or additions relating to such taxes, charges, fees, levies or other assessments, whether disputed or not.

“Tax Contest” has the meaning given in Section 12.04 below.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning given in Section 14.03 below.

“Third Party Claim” has the meaning given in Section 13.04(b) below.

“Transaction Expenses” means all legal, financial advisory, accounting, investment banking and other fees and expenses incurred by or on behalf of the Company, the Members and Merit in connection with the negotiation, preparation and execution of this Agreement and the performance or consummation of the transactions contemplated by this Agreement.  For purposes of clarification, “Transaction Expenses” shall not include any fees or expenses incurred by or on behalf of the Company following Closing or of the Buyer.

“Transfer Taxes “ has the meaning given in Section 12.06 below.

“True-Up Payment” has the meaning given in Section 5.02(b)(iv) below.

“Welfare Plans” has the meaning given in Section 9.13(b) below.

“Working Capital” means Current Assets minus Current Liabilities.

1.02                           Construction.  In this Agreement (except where the context otherwise requires):

(a)                                  any reference to a Recital, Section, Exhibit or Schedule is to the relevant Recital, Section, Exhibit or Schedule of or to this Agreement and any reference to a sub-section or paragraph is to the relevant sub-section or paragraph of the Section, Exhibit or Schedule in which it appears;

(b)                                 the Section headings are included for convenience only and shall not modify or affect the construction or interpretation of this Agreement;

(c)                                  all references to accounting terms, including “GAAP,” shall mean the United States generally accepted accounting principles in effect as of the date hereof as consistently applied by the Company;

(d)                                 if this Agreement refers to matters within the Company’s “knowledge,” “known to the Company,” of which the Company “know,” or the like, such reference is limited to the matters that are included in a written notice delivered to or are actually known after reasonable inquiry by Rick Kanter, Eric Lorenz, Brian O’Reilly, Sue Stratton, Frank Ledezma or Mike Moran and to the extent the Company is required to make a representation or warranty as to an act or action “threatened” against the Company, the Company shall be deemed to have knowledge of such threat only if such threat is actually known after reasonable inquiry by a person mentioned in this Section 1.02(d) and a reasonable person in the exercise of reasonable business judgment would characterize the statements made or notice given or actions taken as a “threat”;

(e)                                  if this Agreement refers to matters within Merit’s or Holdco’s “knowledge,” “known to Merit or Holdco,” of which Merit or Holdco “knows,” or the like, such reference is limited to the matters that are actually known after reasonable inquiry by Thomas Campion and to the extent Merit is required to make a representation or warranty as to an act or action “threatened” against Holdco, Merit shall be deemed to have knowledge of such threat only if such threat is actually known after reasonable inquiry by a person mentioned in this Section 1.02(e) and a reasonable person in the exercise of reasonable business judgment would characterize the statements made or notice given or actions taken as a “threat”;

(f)                                    references to “Dollars” or “$” shall mean United States Dollars;

(g)                                 the term “including” shall be deemed to be immediately followed by the term “but not limited to”;

(h)                                 the words “hereof,” “herein” and “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not any particular provision of this Agreement;

(i)                                     references to a “party” or “parties” shall mean the Buyer, the Company, the Members, Merit or all of them as the context requires;

(j)                                     terms defined in the singular shall have a comparable meaning when used in the plural and vice versa; and

(k)                                  notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the parties confirms that: (i) such party and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto, (ii) the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and (iii) if an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any person by virtue of the authorship of any of the provisions of this Agreement.

2.                                       Purchase of Company Equity Interests.  Subject to the terms and conditions of this Agreement, at the Closing: (i) the Members will sell, assign, transfer and deliver to Buyer free and clear of all Encumbrances (other than Permitted Encumbrances), and Buyer will purchase and accept from the Members, all right, title and interest in and to all of the Membership Interests, with each Member selling such Membership Interests as set forth opposite such Member’s name in Exhibit A, and (ii) Merit will sell, assign, transfer and deliver to Buyer free and clear of all Encumbrances (other than Permitted Encumbrances), and Buyer will purchase and accept from Merit, all right, title and interest in and to all of the Shares.

3.                                       Purchase Price; Payment.

(a)                                  Upon the terms and conditions set forth in this Agreement, in consideration of the sale, assignment and delivery of the Company Equity Interests to Buyer, and subject to adjustment in accordance with Section 5 below, the purchase price for the Company Equity Interests will be an amount equal to (the “Estimated Purchase Price”): (i) Two Hundred Fifty-Four Million Six Hundred Twenty-Five Thousand Dollars ($254,625,000); minus (ii) the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital; plus (iii) the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital; minus (iv) the amount of the Closing Indebtedness reflected in the Closing Notice; plus (v) the amount of Closing Cash reflected in the Closing Notice; minus (vi) the Transaction Expenses reflected in the Closing Notice; and minus (vii) any unpaid change in control payments set forth on Schedule 9.13(g) of the Disclosure Schedule.

(b)                                 The Member Representative shall deliver to Buyer, the Members and Merit a consideration schedule, in the form attached hereto as Schedule 3(b), not less than one (1) Business Day prior to the Closing (the “Consideration Schedule”).  The Consideration Schedule shall include each of the following:

(i)                                   The calculation of the Estimated Purchase Price and Closing Consideration;

(ii)                                  The portion of the Closing Consideration to be paid by Buyer to each of Merit and the Members at Closing.

(c)                                  At Closing, the Buyer shall pay to the Members and Merit by wire transfer of immediately available funds to the accounts designated by the Members and Merit, respectively, an amount equal (“Closing Consideration”) to (i) the Estimated Purchase Price, minus (ii) the Escrow Amount which shall be paid to the Escrow Agent by wire transfer of immediately available funds to an account or accounts designated by the Escrow Agent. The Closing Consideration shall be allocated among the Members and Merit in accordance with their respective Pro Rata Share.  The Escrow Amount shall be held and applied by the Escrow Agent for a period of fifteen (15) months following the Closing in accordance with the terms and conditions of the Escrow Agreement.  The Members and Merit agree to be bound by the terms of the Escrow Agreement as if a party to such agreement, including delivering any “Tax Reporting Documentation” (as defined in the Escrow Agreement).  The Estimated Purchase Price as adjusted pursuant to Section 5 shall be referred to herein as the “Purchase Price.”

(d)                                 Upon prior written notice to the Members or Merit (which requirement shall apply only in the event of timely delivery of the documents described in Section 7.09(m)), each of Buyer, the Escrow Agent and any paying agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including from any distributions from the Escrow Account) to any Member or Merit or any other Person receiving consideration hereunder such amounts as are required to be deducted and withheld under the Code, or any Tax law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

4.                                       Closing Notice.  Not less than two days prior to the Closing, Rikco shall deliver to Buyer a written notice (the “Closing Notice”), setting forth and representing in good faith to Buyer estimates of the total Closing Indebtedness, Closing Cash and Transaction Expenses.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, simultaneously with the Closing, Buyer, on behalf of the Company, shall pay or otherwise discharge the Transaction Expenses and Closing Indebtedness set forth in the Closing Notice.  Effective upon such payment or discharge, substantially simultaneously with the Closing, the Company shall obtain payoff letters from each lender or creditor that is a payee in respect of any portion of the Closing Indebtedness, which payoff letter shall be in form and substance reasonably satisfactory to Buyer and shall state, among other things, that such lender or creditor will release any and all Encumbrances (other than the Permitted Encumbrances) on the assets, properties and equity of the Company securing the Closing Indebtedness.

5.                                       Estimated Closing Working Capital; Post-Closing Adjustments.

5.01                           Estimated Closing Working Capital.  At least two Business Days prior to the Closing Date, Rikco shall prepare and deliver to Buyer a good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), along with a summary showing in reasonable detail the Company’s calculation of such amount.

5.02                           Adjustment of Estimated Purchase Price.

(a)                                  Preparation of Closing Statement.  As promptly as possible and in any event within sixty (60) Business Days after the Closing Date, Buyer shall prepare or cause to be prepared, and shall provide to the Member Representative a written statement setting forth in reasonable detail its determination of Closing Cash, Closing Indebtedness and the Closing Working Capital (the “Closing Statement”).  The Closing Working Capital shall be prepared (i)

in the form and manner, and on a basis consistent with the calculation of Target Working Capital and (ii) in accordance with GAAP consistently applied.

(b)                                 Payment of Adjustment.

(i)                                     If the Closing Working Capital, as finally determined pursuant to Section 5.02(a) above and Section 5.03 below, exceeds the Estimated Closing Working Capital, then Buyer shall pay to the Member Representative, on behalf of the Members and Merit, the difference between the two amounts.  If the Closing Working Capital, as finally determined pursuant to Section 5.02(a) above and Section 5.03 below, is less than the Estimated Closing Working Capital, then the Member Representative, on behalf of the Members and Merit, shall cause the Escrow Agent to pay to Buyer the difference between the two amounts from the Escrow Amount pursuant to Section 5.02(b)(iv) below.

(ii)                                  If the Closing Indebtedness, as finally determined pursuant to Section 5.02(a) above and Section 5.03 below, exceeds the Closing Indebtedness deducted from the Estimated Purchase Price pursuant to Section 3 above, then the Member Representative, on behalf of the Members and Merit, shall cause the Escrow Agent to pay to Buyer the difference between the two amounts from the Escrow Amount pursuant to Section 5.02(b)(iv) below.  If the Closing Indebtedness, as finally determined pursuant to Section 5.02(a) above and Section 5.03 below, is less than the Closing Indebtedness deducted from the Estimated Purchase Price pursuant to Section 3 above, then the Buyer shall pay to the Member Representative, on behalf of the Members and Merit, the difference between the two amounts.

(iii)                               If the Closing Cash, as finally determined pursuant to Section 5.02(a) above and Section 5.03 below, is less than the Closing Cash added to the Estimated Purchase Price pursuant to Section 3 above, then the Member Representative, on behalf of the Members and Merit, shall cause the Escrow Agent to pay to Buyer the difference between the two amounts from the Escrow Amount pursuant to Section 5.02(b)(iv) below.  If the Closing Cash, as finally determined pursuant to Section 5.02(a) above and Section 5.03 below, exceeds the Closing Cash added to the Estimated Purchase Price pursuant to Section 3 above, then the Buyer shall pay to the Member Representative, on behalf of the Members and Merit, the difference between the two amounts.

(iv)                              Without duplication, all payments required pursuant to Sections 5.02(b)(i) through (iii) above shall be aggregated, and the net payment (if any) owed by Buyer to the Member Representative (on behalf of the Members and Merit), on the one hand, or the Members and Merit to Buyer, on the other hand, is referred to herein as the “True-Up Payment”.  The True-Up Payment shall be made within ten days after Buyer’s acceptance of the Closing Statement or, if applicable, within ten days after receipt of a determination and resolution of any dispute over the Closing Statement as provided in Section 5.03 below.  Any such amount payable pursuant to this Section 5.02(b) shall be paid by wire transfer of immediately available funds (in U.S. Dollars) to an account or accounts designated in writing by the party entitled to receive such payment (or by such other means as are mutually agreeable to the parties).  Any True-Up Payment owed by the Members and Merit shall be paid by the Escrow Agent from the Escrow Amount.

5.03                           Disputes Concerning Adjustment.

(a)                                  Buyer shall permit the Member Representative and its independent public accountant to review (at the Member Representative’s request and sole expense) all relevant data, information, accounting records and all work papers and computations used in the preparation of the Closing Statement.  If the Member Representative does not give a Dispute Notice, as described in Section 5.03(b) below, to Buyer within thirty (30) Business Days after receiving the Closing Statement, the Member Representative shall be deemed to have agreed with the Closing Statement presented by Buyer.

(b)                                 If the Member Representative delivers a Dispute Notice within the thirty (30) Business Day period described in Section 5.03(a) above, then the Member Representative and Buyer shall negotiate in good faith to resolve the dispute.  If, after twenty (20) days from the date a Dispute Notice is given hereunder, the Member Representative and Buyer cannot agree on the resolution of the dispute, then the dispute shall be submitted to PricewaterhouseCoopers LLP, or another independent certified public accounting firm of national or regional reputation mutually satisfactory to Buyer and the Member Representative (the “Accounting Firm”) for resolution.  The Accounting Firm shall be provided with (i) a copy of this Agreement, (ii) the Closing Statement and related supporting detail prepared by Buyer and delivered to the Member Representative, (iii) the Dispute Notice and any supporting detail accompanying the Dispute Notice prepared by the Member Representative, (iv) Buyer’s response to the Member Representative’s Dispute Notice and any supporting detail accompanying Buyer’s response and (v) any other information requested by the Accounting Firm as necessary or appropriate in resolving such dispute.  When acting pursuant to this Section 5.03, the Accounting Firm shall determine, following the requirements of Section 5.02(a) and only with respect to those disputed items submitted, whether and to what extent, if any, Buyer’s calculation of Closing Cash, Closing Indebtedness and/or Closing Working Capital (determined based on the Closing Statement) requires adjustment.  The Accounting Firm shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by a party or less than the smallest value for such item claimed by a party.  Within thirty (30) days following appointment, the Accounting Firm shall deliver its determination of the Closing Statement calculated in accordance with the terms of this Agreement and setting forth its resolution of the disputes.  All fees and expenses of the Accounting Firm shall be allocated fifty percent (50%) to Buyer and fifty percent (50%) to the Member Representative.  The decision and award of the Accounting Firm shall, absent fraud or manifest error, be final and binding on the parties and shall be subject to confirmation and entry of judgment in accordance with applicable law.  The parties hereby consent and irrevocably submit to the jurisdiction of the state and federal courts located within New York for any action to enforce the Accounting Firm’s decision and award.  In no event shall the Accounting Firm award either party consequential, incidental or punitive damages.  The Member Representative and Buyer shall make all books, records and work papers reasonably requested by the Accounting Firm in connection with the resolution of the item(s) disputed hereunder available to the Accounting Firm.

5.04                           Adjustment.  If any payment is made by the Members or Merit to the Buyer in respect of any claim for any breach of this Agreement or pursuant to any indemnity under this Agreement, the payment shall be made by way of adjustment of the Purchase Price paid by the Buyer for the Company Equity Interests and the Purchase Price shall be deemed to have been reduced by the amount of such payment.

6.                                       Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on April 4, 2011 at the offices of Reinhart Boerner Van Deuren s.c. located at 1000 North Water Street, Suite 1700, Milwaukee, Wisconsin 53202, subject to the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby having occurred (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other time and place as the Member Representative and Buyer may mutually agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  The Closing will be deemed effective as of 12:01 a.m. (Central Standard Time) on the Closing Date.

7.                                       Conditions to Obligations of Buyer.  The obligation of Buyer to purchase the Company Equity Interests from the Members and Merit and take the other actions required to be taken by Buyer at the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, except to the extent waived in writing by Buyer:

7.01                           Performance.  The Company, Holdco, the Members and Merit shall have performed and complied in all material respects with all of their covenants and other obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing.

7.02                           Representations and Warranties True and Correct.  Each of the representations and warranties of the Company, Holdco, the Members and Merit contained herein that are qualified by “material,” “Material Adverse Effect,” or words of similar meaning shall be true and correct in all respects and each such other representations and warranties shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date (except to the extent expressly made as of a particular date, in which case as of such date).

7.03                           Governmental Notices and Consents.  All consents, licenses, permits, authorizations, approvals, filings with and notifications to any Governmental Authority set forth on Exhibit D shall have been made or obtained including, but not limited to, all required waiting periods applicable to this Agreement and the transactions contemplated by this Agreement under the HSR Act shall have expired or have been terminated without there being in effect a Legal Requirement enjoining or restraining consummation of such transactions; provided that upon the reversal, lifting or other successful appeal or resolution of such Legal Requirement, the condition set forth in this Section 7.03 will be deemed fulfilled.

7.04                           No Injunctions, Orders or Restraints; Illegality.  No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (a) making the consummation of the transactions contemplated hereby illegal or (b) otherwise prohibiting the consummation of the transactions contemplated hereby, provided that the parties shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted; and there shall not be pending any Proceeding by any Governmental Authority or any third party seeking to restrain or prohibit the consummation of the Closing which, if unfavorably adjudicated, would materially and adversely affect the right of Buyer to own the assets or operate the business of the Company.

7.05                           Third-Party Consents.  All Required Consents set forth in Schedule 11.03 shall have been obtained or received, as the case may be, and shall be in full force and effect.

7.06                           No Material Adverse Effect.  Since December 31, 2010, there has not been a Material Adverse Effect on the Company.

7.07                           Settlement and CIA Agreements.  The Company shall have complied with each of the provisions of Section 11.09 below and each of the Settlement and CIA Agreements shall be in full force and effect as of the Closing Date.

7.08                           Termination of Rights and Certain Securities.  Any registration rights, rights of first refusal, voting rights, or other rights relating to any equity security of the Company shall have been terminated, waived or satisfied.

7.09                           Deliveries by the Company, Holdco, Merit and Members at or Prior to Closing.  The Company, Holdco, Members and Merit shall have delivered or caused to be delivered to Buyer the following items at or prior to the Closing:

(a)                                  Membership interest powers duly executed by the Members to transfer the Membership Interests to Buyer and any applicable consent of spouse, and stock powers duly executed by Merit to transfer the Shares to Buyer;

(b)                                 A certificate of the Secretary of Rikco, certifying that attached thereto are true and complete copies of (i) the Articles of Organization and Operating Agreement of the Company, as amended through and in effect on the Closing Date, and (ii) resolutions of the Board of Managers of Rikco authorizing the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, and certifying as to the incumbency of the officers of Rikco executing this Agreement and the documents executed in connection herewith on behalf of Rikco, in a form reasonably satisfactory to Buyer;

(c)                                  A certificate of the Secretary of Holdco, certifying that attached thereto are true and complete copies of (i) the Articles of Incorporation and Bylaws of Holdco, as amended through and in effect on the Closing Date, and (ii) resolutions of the Board of Directors of Holdco authorizing the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, and certifying as to the incumbency of the officers of Holdco executing this Agreement and the documents executed in connection herewith on behalf of the Company, in a form reasonably satisfactory to Buyer;

(d)                                 The resignations, effective as of the Closing Date, of the managers, directors and officers of the Company and Holdco;

(e)                                  A Certificate of Status for each of Rikco, DRC International and DRC Healthcare issued by the Wisconsin Department of Financial Institutions and dated within ten days of the Closing Date and a Certificate of Good Standing (or comparable document) for Holdco issued by the State of Delaware and dated within ten days of the Closing Date;

(f)                                    A certificate of the Company and Holdco signed by an executive officer of Company certifying that the conditions set forth in Sections 7.01 and 7.02 above have been satisfied;

(g)                                 The payoff letters, including releases of all Encumbrances other than Permitted Encumbrances (or a commitment by the applicable lender to release upon receipt of amounts due) on the Company’s assets, referenced in Section 4 above;

(h)                                 The Escrow Agreement in the form of attached Exhibit C (the “Escrow Agreement”), duly executed by the Member Representative on behalf of the Members and Merit;

(i)                                     The consents set forth on attached Exhibit D;

(j)                                     An opinion of Reinhart Boerner Van Deuren s.c., special counsel to the Company, in form attached hereto as Exhibit G, dated as of the Closing Date, addressed to Buyer;

(k)                                  An Employment Agreement with Eric Lorenz in a form attached as Exhibit E-1, duly executed by Mr. Lorenz;

(l)                                     An Employment Agreement with Brian O’Reilly in a form attached as Exhibit E-2, duly executed by Mr. O’Reilly; and

(m)                               Merit, Holdco, the Members or the Company, as the case may be, shall deliver (i) a certification by Holdco that meets the requirements of Treasury Regulations Section 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date and in form and substance reasonably acceptable to Buyer along with written authorization for Buyer to deliver such notice form to the IRS on behalf of Holdco upon Closing, and (ii) certificates of non-foreign status prepared in accordance with Section 1445 of the Code and the Treasury Regulations thereunder complying with applicable Legal Requirements, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code and the Treasury Regulations thereunder.

8.                                       Conditions to Obligations of the Company, Holdco, the Members and Merit.  The obligation of the Members and Merit to sell the Company Equity Interests to Buyer and to take the other actions required to be taken by the Company, Holdco, the Members and Merit at the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, except to the extent waived in writing by the Members and Merit:

8.01                           Performance.  Buyer shall have performed and complied in all material respects with all of its covenants and other obligations under this Agreement which are to be performed or complied with by Buyer prior to or at the Closing.

8.02                           Representations and Warranties True and Correct.  All representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date, except for representations and warranties of Buyer made as of a particular date, which shall be true and correct in all material respects as of such date.

8.03                           Governmental Notices and Consents.  All consents, licenses, permits, authorizations, approvals of, filings with and notifications to any Governmental Authority required to be made or obtained in order for Buyer to consummate the transactions contemplated by this Agreement shall have been made or obtained including, but not limited to, all required waiting periods applicable to this Agreement and the transactions contemplated by this Agreement under the HSR Act shall have expired or have been terminated without there being in effect a Legal Requirement enjoining or restraining consummation of such transactions; provided that upon the reversal, lifting or other successful appeal or resolution of such Legal Requirement, the condition set forth in this Section 8.03 will be deemed fulfilled.

8.04                           No Injunctions, Orders or Restraints; Illegality.  No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (a) making the consummation of the transactions contemplated hereby illegal or (b) otherwise prohibiting the consummation of the transactions contemplated hereby; provided that the parties shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted; and there shall not be pending any Proceeding by any Governmental Authority seeking to restrain or prohibit the consummation of the Closing which, if unfavorably adjudicated, would materially and adversely affect the right of Buyer to own the assets or operate the business of the Company.

8.05                           Deliveries by Buyer At or Prior to Closing.  Buyer shall have delivered or caused to be delivered the following items at or prior to the Closing:

(a)                                  (i) The bank wire transfers described in Section 3 above, in an amount equal to the Closing Consideration and in accordance with the wire transfer instructions received from the Members and Merit and (ii) the bank wire transfer described in Section 3 above, in an amount equal to the Escrow Amount and in accordance with the wire transfer instructions received from the Escrow Agent;

(b)                                 A certificate of the Secretary of the Buyer, certifying that attached thereto are true and complete copies of (i) the Certificate of Formation and Operating Agreement of the Buyer, as amended through and in effect on the Closing Date, and (ii) resolutions of the managers of Buyer authorizing the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, and certifying as to the incumbency of the officer of the Buyer executing this Agreement on behalf of the Buyer, in a form reasonably satisfactory to the Member Representative;

(c)                                  A Certificate of Good Standing (or comparable document) for Buyer issued by the State of Delaware and dated within ten days of the Closing Date;

(d)                                 A certificate of Buyer, duly executed by an executive officer of Buyer, certifying that the conditions set forth in Sections 8.01 and 8.02 above have been satisfied;

(e)                                  The Escrow Agreement, duly executed by Buyer;

(f)                                    An Employment Agreement with Eric Lorenz in a form attached as Exhibit E-1, duly executed by Buyer; and

(g)                                 An Employment Agreement with Brian O’Reilly in a form attached as Exhibit E-2, duly executed by Buyer.

9.                                       Representations and Warranties of the Company.  Subject to the exceptions noted in the schedule delivered by the Company concurrently herewith and identified as the “Disclosure Schedule,” Rikco represents and warrants to Buyer as follows:

9.01                           Organization; Capitalization.

(a)                                  Each of Rikco, DRC International and DRC Healthcare is duly organized and validly existing under the laws of the state of Wisconsin.  The Company has all limited liability company power and limited liability company authority to own, operate and lease its properties and carry on the Business as now conducted.  The Company is duly licensed and qualified to do business in and is in good standing under the laws of each state or other jurisdiction where failure to do so would be material to the Company.

(b)                                 All of the issued and outstanding membership interests of Rikco are duly authorized, validly issued, fully paid and non-assessable and are owned of record and beneficially as set forth on Section 9.01(b)(i) of the Disclosure Schedule.  All of the issued and outstanding membership interests of DRC International and DRC Healthcare are duly authorized, validly issued, fully paid and non-assessable and are owned of record and beneficially by Rikco, free of any Encumbrances.  Other than as set forth on Section 9.01(b)(i) of the Disclosure Schedule, there are no Equity Interests of Rikco outstanding.  Other than the membership interests of DRC International held by Rikco, there are no Equity Interests of DRC International outstanding.  Other than the membership interests of DRC Healthcare held by Rikco, there are no Equity Interests of DRC Healthcare outstanding.  There are no options, warrants, conversion rights, exchange rights, purchase rights, subscription rights, or any other rights to acquire any Class A or Class B membership interests of the Company, DRC Healthcare or DRC International or any other Equity Interests of the Company, DRC Healthcare or DRC International.  Except as set forth on Section 9.01(b)(ii) of the Disclosure Schedule, there are no pre-emptive rights, rights of first refusal, rights of first offer, voting trusts, proxies or other agreements or understandings or restrictions on transfer with respect to the Equity Interests of the Company.  The Company has no obligation to purchase, redeem or otherwise acquire any Equity Interests of the Company.  Other than Rikco’s interest in DRC International and DRC Healthcare, Rikco does not own any Equity Interests in any entity.  DRC International and DRC Healthcare do not own any Equity Interests in any entity.

9.02                           Authority; No Conflict; Consents.

(a)                                  The Company has all necessary limited liability company power and limited liability company authority to execute and deliver this Agreement and to consummate the transactions provided for herein and the execution and delivery of this Agreement by the Company and the performance by it of the obligations to be performed hereunder have been duly authorized by all necessary and appropriate limited liability company action on the part of the Company.  This Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles.

(b)                                 Except as set forth in Section 9.02(b) of the Disclosure Schedule and assuming the notices, declarations, filings, consents and approvals set forth in Section 9.02(c) of the Disclosure Schedule are made or obtained, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not, with or without the giving of notice or the passage of time or both, conflict with or constitute a default (or give rise to any right of termination, cancellation or acceleration) under (i) the Company’s Articles of Organization or Operating Agreement, (ii) to any law, rule, regulation, statute, or the Company’s knowledge, any order, judgment or decree to which the Company is bound or affected, or (iii) any Material Contract.

(c)                                  Except as set forth on Section 9.02(c) of the Disclosure Schedule, or as may be necessary as a result of any facts or circumstances relating solely to Buyer (including, without limitation, its sources of financing), no notice to, declaration or filing with, or consent or approval of any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions in accordance with the terms hereof, except for the filing of a pre-merger notification and report form by the Company under the HSR Act, and the expiration or termination of the applicable waiting period thereunder.

9.03                           Financial Statements; Accounting Controls; No Undisclosed Liabilities.

(a)                                  The Company has delivered to Buyer copies of the following financial statements prepared by the Company (collectively, the “Financial Statements”):  (a) audited balance sheets of the Company as of December 31, 2009 and December 31, 2010 and statements of income for each of the years then ended (the “Audited Financial Statements”); and (b) an unaudited balance sheet of the Company as of January 31, 2011 (the “Interim Balance Sheet”) and related unaudited statement of income for the 1-month period ended January 31, 2011 (collectively, the “Interim Financial Statements”, and the date of such Interim Financial Statements being referred to herein as the “Interim Balance Sheet Date”).  The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (ii) present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods, in each case except as may be indicated in the notes thereto.  The Interim Financial Statements have been prepared on a consistent basis with the Audited Financial Statements, except that the Interim Financial Statements are subject to normal year-end adjustments (which are not material individually or in the aggregate) and lack footnotes and other presentation items.

(b)                                 The Company maintains internal accounting controls sufficient to permit the Company’s independent auditors to issue an unqualified opinion with respect to the Audited Financial Statements.

(c)                                  Except as set forth on Schedule 9.03(c), the Company has no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, that would be required to be reflected on a balance sheet of the Company prepared in accordance with GAAP, except for (i) liabilities and obligations set forth on, or reserved against in, the Interim Financial Statements, (ii) liabilities and obligations incurred in the Ordinary Course of Business subsequent to the date of the Interim Financial Statements, or (iii) those liabilities or obligations under Contracts (but not including any liability or obligation arising out of any breach, nonperformance or defective performance by the Company).

9.04                           Business Changes.  Except as otherwise disclosed in Section 9.04 of the Disclosure Schedule and except for actions taken and/or changes made at the request of, or authorized by, Buyer, or otherwise expressly contemplated by this Agreement, since December 31, 2010, (a) the Company has conducted its operations in, and has not engaged in any material transaction outside the Ordinary Course of Business, (b) the Company has not taken any action, or series of actions that, if taken during the period from the date of this Agreement through the Closing Date, would, unless consented to by Buyer, constitute a breach of Section 11.08, and (c) there has been no change in the condition, assets or business of the Company, except such changes that have not and will not have, individually or in the aggregate, a Material Adverse Effect.

9.05                           Leased Real Property.

(a)                                  The Company does not own any real property.

(b)                                 Section 9.05 of the Disclosure Schedule sets forth a list of all real property leased by the Company and a true and complete list of all leases for each such parcel of Leased Real Property.  Except as set forth in Section 9.05 of the Disclosure Schedule, with respect to each such lease:

(i)                                     the Company has delivered or made available to the Buyer a true and complete copy of such lease, and in the case of any oral lease, a written summary of the terms of such lease;

(ii)                                  each such lease is the valid and binding obligation of the Company, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other similar laws relating to creditors’ rights generally or by general principles of equity (whether considered in an action at law or in equity) and to the discretion of the court before which any proceedings therefor may be brought;

(iii)                               neither the Company nor, to the Company’s knowledge, any other party to such leases is in default in any material respect under such leases and no event has occurred which, with the passage of time or the giving of notice or otherwise would result in a material default, breach or event of noncompliance by the Company under any such lease;

(iv)                              no consent of the landlord or any security deposit or any further action by the Company under any such lease is required as a result of the consummation of the transactions contemplated hereby;

(v)                                 no security deposit or portion thereof deposited with respect to such leases has been applied in respect of a breach or default under such leases which has not been redeposited in full;

(vi)                              the Company has not subleased, licensed or otherwise granted any party the right to use or occupy such Leased Real Property or any portion thereof; and

(vii)                           the Company has not collaterally assigned or granted any other security interest in such leases or any interest therein that will not be released at Closing.

(c)                                  there are no material structural or nonstructural defects (including inadequacy for normal use of mechanical systems and fixtures) in any of the buildings, ordinary wear and tear excepted, situated on the Leased Real Property.

9.06                           Equipment.  Except as set forth on Section 9.06 of the Disclosure Schedules, no maintenance outside the Ordinary Course of Business is needed with respect to the machinery, equipment and other tangible personal property currently used by the Company to operate the Business and all such machinery, equipment and other tangible personal property are in all material respects in good condition and working order (reasonable wear and tear excepted) and have been reasonably maintained by the Company.

9.07                           Title to Assets.

(a)                                  Except as set forth in Section 9.07(a) of the Disclosure Schedule, the Company has good title, or is otherwise legally entitled to use, all of its assets whether tangible or intangible, which are used in the conduct of the Business as currently conducted free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)                                 Except as set forth in Section 9.07(b) of the Disclosure Schedule, the assets, properties, rights and interests owned by the Company, or which the Company has valid, subsisting and enforceable rights to use, constitute all of the assets, properties, rights and interests necessary to conduct the Business in the same manner as conducted by the Company prior to the date of this Agreement and, as of Closing, as conducted prior to the Closing Date.

9.08                           Contracts.

(a)                                  Section 9.08(a) of the Disclosure Schedule lists each Contract to which the Company is a party as of the date of this Agreement that (collectively, the “Material Contracts”):

(i)                                     restricts the Company from competing with any person in any business, activity or geographic territory, including Contracts that limit the Company’s rights to develop, market or sell any products or services;

(ii)                                  involves the lease of real or personal property involving consideration or other expenditure in excess of $150,000 per year or $250,000 in the aggregate;

(iii)                               except for purchase or sale orders for the purchase of materials or supplies or for the sale of products entered into in the Ordinary Course of Business, involves the payment or other expenditure of more than $150,000 per year or $250,000 in the aggregate;

(iv)                              provides for capital expenditures or the acquisition or construction of fixed assets in excess of $150,000;

(v)                                 relates to Indebtedness in excess of $50,000 (excluding advances, deposits or trade payables in the Ordinary Course of Business), including Contracts under which the Company has created, incurred, assumed or guaranteed any such Indebtedness or under which the Company has granted an Encumbrance on any of its assets;

(vi)                              provides for the disposition of any material asset, other than in the Ordinary Course of Business;

(vii)                           relates to consulting services not cancelable on less than six (6) months notice;

(viii)                        is a partnership or joint venture that involves a sharing of revenues, profits, losses, costs or liabilities by the Company with any other person;

(ix)                                relates to the acquisition or divestiture of capital stock or other equity securities, or substantially all the assets or business of any party;

(x)                                   contains restrictions with respect to payment of dividends or any other distributions in respect of the Equity Interests of the Company;

(xi)                                is an employment, management or consulting agreement with any officer, employee, consultant, independent contractor or sales person, including any Contract containing any severance, change of control, retention or “golden parachute” provisions;

(xii)                             relates to the settlement of any Proceeding or any Order of any Governmental Authority, in each case to which the Company or any of its respective assets is bound;

(xiii)                          is a collective bargaining agreement, labor Contract or other Contract with any labor union or any employee organization;

(xiv)                         is a power of attorney (other than a power of attorney given in the Ordinary Course of Business with respect to routine Tax matters);

(xv)                            contains any currently effective provision pursuant to which the Company is obligated to indemnify or make any indemnification payments to any person in excess of $150,000;

(xvi)                         contains a “most favored nation” provision that provides a party a benefit in excess of $150,000 and is not terminable on less than 120 days notice;

(xvii)                      involves sales commissions;

(xviii)                   involves the in-licensing of any Intellectual Property other than non-exclusive end-user licenses for commercially available prepackaged computer software generally available to the public; or

(xvii)                      involves the out-licensing of any Intellectual Property or the provision of any covenant not to sue or assert or waiver with respect to any Intellectual Property.

(b)                                 Each Material Contract is (i) in full force and effect and a legal, valid and binding obligation of the Company, and, to the Company’s knowledge, the other parties thereto, and (ii) is enforceable against the Company and, to the Company’s knowledge, the other parties thereto in accordance with its terms, in each case except as limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other similar laws relating to creditors’ rights generally or by general principles of equity (whether considered in an action at law or in equity) and to the discretion of the court before which any proceedings therefor may be brought.  Except as set forth in Section 9.08(b) of the Disclosure Schedule, the Company is not in default under any Material Contract, except where such violation or default is not material in the context of the respective Material Contract, and to the knowledge of the Company, no other party to any Material Contract is in default thereunder in any material respect. The Company has delivered to Buyer accurate and complete copies of each Material Contract, including all amendments thereto.  Section 9.08(b) of the Disclosure Schedule provides an accurate description of the terms of any Material Contract that is not in written form.

(c)                                  The Company has not received any written notice of termination, cancellation or non-renewal with respect to any Material Contract.  To the Company’s knowledge, no person is renegotiating, or has a right (or has asserted a right) pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to or by the Company under any such Material Contract.

9.09                           Litigation and Proceedings.  Except as set forth in Section 9.09 of the Disclosure Schedule, there are no Proceedings pending nor, to the knowledge of the Company, threatened against the Company by or before any Governmental Authority that (a) relate to the Equity Interests of the Company or the Business, (b) as to matters related to the Company, involve the Company’s officers, directors, members or key employees in their respective capacities in such positions, nor, to the knowledge of the Company, has there occurred any event, nor does there exist any condition, on the basis of which any such claim may be asserted, or (c) would reasonably be expected to prohibit the consummation of the transactions contemplated by this Agreement.  Neither the Company nor any of the assets of the Company is subject to any outstanding Order or that would reasonably be expected to prohibit the consummation of the transactions contemplated by this Agreement.  Except as set forth in Section 9.09 of the Disclosure Schedule, there are no current Proceedings pending against the Company or any of its assets, properties, businesses or operations or the Company’s right to own its assets or operate the Business, and in the three (3) year period prior to the date hereof, there has been no resolution or settlement of any Proceeding against the Company involving a payment by the Company in excess of $150,000.

9.10                           Compliance with Environmental Laws.  Except as set forth in Section 9.10 of the Disclosure Schedule:

(a)                                  The Environmental Permits are in full force and effect and constitute all material permits, licenses, approvals and consents relating to Environmental Laws or Hazardous Substances required of the Company for the conduct of the Business and the use of the Leased Real Property (as presently conducted and used by the Company).

(b)                                 The Company has timely submitted to the applicable Governmental Authorities all filings, reports, returns, applications and renewals (including renewals of any Environmental Permits) required with respect to the Leased Real Property and the Business under Environmental Laws and the Environmental Permits.

(c)                                  The Company and the Business have been and are being operated by the Company in accordance with all Environmental Laws and Environmental Permits in each case in all material respects.

(d)                                 The Company has not received any written notice that the Company is not in material compliance with Environmental Laws and Environmental Permits and no Proceeding for the suspension, revocation, modification or cancellation of any Environmental Permit is pending or threatened.

(e)                                  There are no Proceedings pending, nor any Proceedings to the knowledge of the Company threatened against the Company, which in any case asserts or alleges (i) the Company materially violated or is in material violation of any Environmental Law or Environmental Permit; (ii) the Company is required to clean up or take remedial or other responsive action due to the disposal, discharge or other Release of any Hazardous Substance on the Leased Real Property by the Company; or (iii) the Company is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge or other Release of any Hazardous Substance by the Company, including without limitation, at any treatment, storage or disposal facility owned or operated by any third party.

(f)                                    There has been no material Release or threatened Release of any Hazardous Substance from the Leased Real Property by the Company in violation of Environmental Laws.

(g)                                 To the Company’s knowledge, there are no Hazardous Materials present at, on, under or within any structures or real property at the Leased Real Property (including without limitation, any underground or above-ground storage tanks) in violation of applicable Environmental Laws.

(h)                                 Neither the Company nor the lessor of its 10300 North Enterprise Drive facility possess or control any environmental reports, data or other documents respecting material environmental conditions or material compliance matters under Environmental Law.

The representations and warranties set forth in this Section 9.10 shall constitute the only representations and warranties by the Company with respect to Hazardous Substances, Environmental Laws, Environmental Permits and other environmental matters.

9.11                           Government Licenses and Permits.

(a)                                  The Company possesses all material Permits necessary to conduct the Business as currently conducted, the holding of any interest in any of the Company’s properties and assets, and the current operation of its facilities, and such material Permits are in full force and effect.  The Company has not received any written notice from any Governmental Authority regarding any material change in any Permit or any failure to comply in all material respects with any term or requirement of any Permit.  No Proceeding is pending or, to the Company’s knowledge, threatened in writing regarding the withdrawal, suspension, cancellation, termination, revocation, limitation or material modification of any Permit.

(b)                                 Except as set forth in Section 9.11(b) of the Disclosure Schedule, all applications, notifications, submissions and reports prepared and submitted by the Company in connection with any and all requests for a Permit from the FDA or other Governmental Authority relating to the Company or its business, when submitted to the FDA or other Governmental Authority were to the Company’s knowledge true, complete and correct in all material respects as of the date of submission and to the Company’s knowledge any required updates, changes, corrections or modification to such applications or submissions have been submitted to the FDA or other Governmental Authority.

The representations and warranties set forth in this Section 9.11 shall constitute the only representations and warranties by the Company with respect to governmental licenses and permits (other than Environmental Permits which are addressed in Section 9.10).

9.12                           Taxes.  Except as set forth in Section 9.12 of the Disclosure Schedule:

(a)                                  The Company has filed all Tax Returns that it was required to file prior to Closing. All such Tax Returns were true, correct and complete in all material respects.

(b)                                 The Company has paid or caused to be paid all Taxes due and payable by it, whether or not shown on any Tax Returns except to the extent such Taxes are properly reserved for on the books or records of the Company.  The provision for Taxes on the Interim Balance Sheet is sufficient for all accrued and unpaid Taxes as of the Interim Balance Sheet Date and, since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business.

(c)                                  No Governmental Authority has asserted by written notice to the Company or has threatened in writing to assert against the Company any deficiency or claim for any material amount of additional Taxes.  To the Company’s knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction.

(d)                                 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor is any request for any such waiver or agreement pending.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(e)                                  The Company has provided or made available to Buyer true, correct and complete copies of all Tax Returns filed by or with respect to the Company (and any predecessors thereof) since December 31, 2006, and of all examination reports and statements of deficiencies assessed against or agreed to by or with respect to the Company (and any predecessors thereof), with respect to such taxable periods.

(f)                                    The Company has not ever been a member of any consolidated, affiliated, combined or unitary group for federal, state, local or foreign Tax purposes.  The Company is not liable for Taxes of any other party as a result of successor liability, transferee liability or joint and several liability, contractual liability, liability resulting from membership in such a consolidated, affiliated, combined or unitary group, or otherwise.

(g)                                 No audits, assessments or other Tax Proceedings are presently in progress, pending or, to the knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company.

(h)                                 Notwithstanding anything to the contrary in this Agreement, the Company makes no representations or warranties in respect of the existence, amount or usability of the Company’s tax attributes, including, without limitation, net operating losses, capital loss carryforwards, foreign tax credit carryforwards, research and development credits, asset bases and depreciation periods for taxable periods or portions thereof beginning after the Closing Date.

(i)                                     There are no Encumbrances for Taxes upon any property or asset of the Company other than Permitted Encumbrances.

(j)                                     From and at all times since its formation, Rikco has been classified as a partnership for United States federal income Tax purposes (and for similar state income Tax purposes), and all Tax Returns with respect to Rikco have been prepared consistently therewith.  No entity classification election to treat Rikco as other than a partnership for federal or state Tax purposes has ever been filed.  From and at all times since its formation, DRC International and DRC Healthcare have been an entities with Rikco as their single owner and have been disregarded as separate from their owner for United States federal income Tax purposes (and for similar state income Tax purposes), and all Tax Returns with respect to DRC International and DRC Healthcare have been prepared consistently therewith.  No entity classification election to treat DRC International or DRC Healthcare as other than a disregarded entity for federal or state Tax purposes has ever been filed.

(k)                                  The Company is not and, to the Company’s knowledge, has not ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

(l)                                     The Company has neither agreed nor is required to make any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method or otherwise.

(m)                               The Company (i) has not been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has not been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; (iii) has not participated in or cooperated with, or agreed to participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code and (iv) has not had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the United States.

(n)                                 The Company is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes.

(o)                                 None of the outstanding Indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable Legal Requirements.

(p)                                 The Company or ADP, on behalf of the Company, has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Member or other Person.

(q)                                 The Company has not been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.  The Company has not participated in any Tax amnesty program.

The representations and warranties set forth in this Section 9.12, and the representations and warranties set forth in Section 9.13 (insofar as they relate to Taxes and the Code), shall constitute the only representations and warranties by the Company with respect to Taxes and the Code.

9.13                           Employee Benefit Plans.

(a)                                  Section 9.13(a) of the Disclosure Schedule lists all “employee pension benefit plans,” as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent (the “Pension Plans”).  The term “Pension Plan” shall also include any terminated “employee pension benefit plan” previously maintained, sponsored or contributed to by the Company or any ERISA Affiliate which, as of the Closing Date, has not distributed all of its assets in full satisfaction of accrued benefits.  Neither the Company nor any ERISA Affiliate (i) maintains a Pension Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including any Pension Plan that is a “multiemployer plan” within the meaning of Section 3(37)(A) of ERISA, nor (ii) has incurred any liability under Title IV or Section 302 of ERISA that has not been satisfied in full.

(b)                                 Section 9.13(b) of the Disclosure Schedule lists all “employee welfare benefit plans,” as defined in ERISA section 3(1) without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent (the “Welfare Plans”).  The term “Welfare Plans” shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by the Company or any ERISA Affiliate which, as of the Closing Date, has not distributed all of its assets.

(c)                                  Section 9.13(c) of the Disclosure Schedule lists all other material plans, agreements or programs maintained, sponsored or contributed to by the Company or any ERISA Affiliate to provide fringe or other benefits to employees of the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent (other than Pension Plans and Welfare Plans) including, but not limited to, vacation, holiday, sick leave, disability, retirement, equity bonus, savings, thrift, bonus, equity appreciation, deferred compensation, severance, retention, change in control, employment, consulting, medical, hospitalization, welfare, life insurance and other insurance plans, group insurance or other benefit plans, agreements or programs (the “Fringe Benefit Plans”)

(d)                                 With respect to each Pension Plan, Welfare Plan and Fringe Benefit Plan (hereinafter referred to collectively as “Company Benefit Plans” or individually as a “Company Benefit Plan”), the Company has made available to Buyer (i) a true and correct copy of each such Company Benefit Plan, including, without limitation, all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (Form 5500 series) required to be filed with the IRS with respect to such Company Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan if applicable, and (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to such Company Benefit Plan and any pending request for such a determination or opinion letter.  Neither the Company, nor to the knowledge of the Company, any other person or entity has any express commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(e)                                  To the Company’s knowledge, each Company Benefit Plan complies in all material respects with all applicable Legal Requirements, including but not limited to the Code and ERISA, and any contract or labor, works council or collective bargaining agreement, and to the Company’s knowledge, has been administered in all material respects in accordance with its terms and such applicable Legal Requirements; and (ii) all contributions, premiums and other payments due from the Company to (or under) any Company Benefit Plan through the date of this Agreement and as of the Closing have been fully paid or accrued or, to the extent not required to be paid on or before such date, have been fully provided for in accordance with applicable funding principles and requirements and will continue to be so paid or provided for until the Closing Date.

(f)                                    To the Company’s knowledge, the Company Benefit Plans which are intended to qualify under Section 401(a) of the Code have been submitted to and approved under Section 401(a) of the Code by the Internal Revenue Service or, alternatively, have submitted a determination letter request to the Internal Revenue Service prior to the expiration of the most recently expired applicable remedial amendment period with respect to any the Company Benefit Plan.  To the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company.

(g)                                 Except as provided in Section 9.13(g) of the Disclosure Schedule, no Company Benefit Plan contains any provision that would give rise to any acceleration, vesting, obligation to fund, increase in benefits, severance, termination or other payments as a result of the transactions contemplated by this Agreement.  No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any such Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)                                 The Company does not maintain, sponsor, contribute to or have any liability with respect to any employee benefit plan program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

(i)                                     No Company Benefit Plan between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder) provides for the deferral of compensation subject to Section 409A of the Code.  The execution and delivery of this Agreement by Company and the other parties hereto and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events other than events occurring after the Closing) constitute an event under any Company Benefit Plan that will or may result in any payment of deferred compensation subject to Section 409A of the Code.

(j)                                     No Company Benefit Plan provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by applicable Legal Requirements.  The Company has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601-608 of ERISA.

9.14                           Labor Matters.

(a)                                  The Company is not a party to or bound by any union collective bargaining agreements or other similar labor contracts.  The Company is not a party to any pending arbitration or grievance proceeding or other claim relating to any such labor contract nor, to the Company’s knowledge, is any such action threatened.  Except as set forth in Section 9.14 of the Disclosure Schedule, within the last five years, the Company has not experienced any union organization attempts or any work stoppage due to labor disagreements, and there is currently no labor strike, dispute, request for representation, slow down, lockout or stoppage actually pending, or to the knowledge of the Company, threatened against or affecting the Company.

(b)                                 The Company is not bound by any court, administrative agency, tribunal, commission or board decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment, employment discrimination or attempts to organize a collective bargaining unit which in any case may materially and adversely affect the Company or the Business.  The Company has no notice or knowledge of any employment discrimination, worker safety or unfair labor practice or other employment-related investigation, charge or claim against the Company by a Governmental Authority.

(c)                                  The Company is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment, workers’ compensation, wages and hours, equal employment opportunity, plant closing, occupational safety and the payment of social security and similar taxes.  ADP, on behalf of the Company, has withheld all amounts required by applicable law or by agreement to be withheld from the wages, salaries and other payments to employees, and the Company is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (in each case other than routine payments to be made in the Ordinary Course of Business).

(d)                                 Since January 1, 2007, the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment, and there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company.

(e)                                  Section 9.14(e) of the Disclosure Schedule lists all employees of the Company/ADP as of the date of this Agreement and their current title, salary and bonus compensation.  Except as set forth on Section 9.14(e) of the Disclosure Schedule, the employment of all Company/ADP employees is terminable at-will, at any time and without advance notice (except as required by applicable law).

(f)                                    Each person providing services to the Company that has been characterized as a consultant or independent contractor and not an employee has been properly characterized as such.

9.15                           Intellectual Property.

(a)                                  Section 9.15 of the Disclosure Schedule contains a true and complete list of all patents, trademarks, trade names, service marks and copyrights owned or used by the Company and all pending applications owned or used by the Company, and also indicating which of such intellectual property rights are registered.  Except as set forth in Section 9.15 of the Disclosure Schedule, all Intellectual Property shown as registered in Section 9.15 of the Disclosure Schedule has been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees and affidavits of use relating to registrations or applications are current.  To the Company’s knowledge, the Intellectual Property set forth in Section 9.15 is valid and enforceable.  Without limiting the foregoing, the Company has complied with its duty of candor and disclosure to the United State Patent and Trademark Office and any relevant foreign patent and/or trademark office with respect to all patent and trademark applications filed by or on behalf of Company and have made no material misrepresentation in such applications.  The Company registers its Intellectual Property as it deems reasonably appropriate in the Ordinary Course of Business.

(b)                                 Except as set forth in Section 9.15 of the Disclosure Schedule, (i) the Company owns or otherwise has the right to use all Intellectual Property rights which are material to the conduct of the Business, as it is currently being conducted, (ii) the Company does not co-own any Intellectual Property rights, and (iii) to the Company’s knowledge, the Company is not infringing or misappropriating any Intellectual Property rights of any third party in the operation of the Business, nor is any other person infringing or misappropriating the Intellectual Property listed on Section 9.15 of the Disclosure Schedule.

(c)                                  Except as set forth in Section 9.15 of the Disclosure Schedule, there are no Proceedings pending or, to the knowledge of the Company, threatened to challenge, cancel, invalidate, re-examine, oppose or interfere with the Company’s right, title and interest in any of the Intellectual Property rights identified in Section 9.15 of the Disclosure Schedule, including without limitation, with respect to its continued use and right to enforce or preclude others from using such Intellectual Property rights.

(d)                                 To the Company’s knowledge, there has been no: (i) unauthorized disclosure of or access to any third party’s trade secrets or proprietary or confidential information while in the possession, custody or control of Company, or (ii) material breach of Company’s security procedures wherein a trade secret or confidential or proprietary information of Company has been disclosed to or accessed by an unauthorized third Person or unauthorized employee.  Company has not licensed, distributed or disclosed the source code for any computer software owned by Company to any Person.

(e)                                  The Company has complied in all material respects with all Legal Requirements with respect to the collection, use and disclosure of any Person’s personally identifiable information, financial and/or health information and has complied in all material respects with its own privacy policies with respect thereto.

9.16                           Compliance with Legal Requirements.

(a)                                  Except as set forth in Section 9.16(a) of the Disclosure Schedule, the Company is, and during the past 6 years has been, in material compliance with all applicable Legal Requirements, including without limitation, all applicable Health Care Laws.

(b)                                 Except as set forth in Section 9.16(b) of the Disclosure Schedule and other than notice relating to the conduct or activity giving rise to the Settlement and CIA Agreements, the Company has not received any notification, correspondence or any other written communication, including notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Authority, including the FDA and the U.S. Department of Health and Human Services Office of Inspector General, of potential or actual material non-compliance by, or material liability of, the Company under any Legal Requirement, including all applicable Health Care Laws.  Since January 1, 2007, to the Company’s knowledge, neither the Company nor any director, officer, employee or agent (while acting in such capacity) has engaged in any Covered Conduct.

(c)                                  Except as set forth in Section 9.16(c) of the Disclosure Schedule, to the Company’s knowledge no director, officer, employee or agent (while acting in such capacity) has (i) been convicted of any crime or engaged in any conduct for which exclusion is mandated or permitted by 42 U.S.C. §1320a — 7(b), (ii) been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law or regulation, (iii) committed an act, made a material statement, or failed to make a material statement that would provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), or (iv) been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a.

(d)                                 Except as set forth in Section 9.16(d) of the Disclosure Schedule, during the past three (3) years, the Company has not had any manufacturing site subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any Form FDA-483 or other Governmental Authority written notice of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Authority in respect of the business and alleging or asserting material noncompliance with any Health Care Laws or Permits, and, to the Company’s knowledge, neither the FDA nor any Governmental Authority is considering such action.

(e)                                  Except as set forth in Section 9.16(e) of the Disclosure Schedule, there have been no recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, safety alerts or other notice of action from any Governmental Authority relating to an alleged lack of safety, efficacy, or regulatory compliance of the products manufactured by or on behalf of the Company (“Safety Notices”) during the past three (3) years.  Section 9.16(e) of the Disclosure Schedule lists (i) all such Safety Notices and (ii) if applicable, the dates such Safety Notices, if any, were resolved or closed.

(f)                                    Except as set forth in Section 9.16(f) of the Disclosure Schedule, during the past three (3) years, the Company has not to the Company’s knowledge introduced into commercial distribution any products manufactured by or on behalf of the Company or distributed any products on behalf of another manufacturer (collectively the “FDA Products”) which were upon their shipment by the Company adulterated or misbranded in violation of 21 U.S.C. § 331.  Further, each FDA Product in current commercial distribution in the United States as an FDA regulated medical device is either a Class I or Class II medical device as defined under 21 U.S.C. §360c(a)(1)(A), (B) and applicable rules and regulations thereunder. Except as set forth in Section 9.16(f) of the Disclosure Schedule, each such FDA Product is exempt from FDA’s premarket notification requirements in accordance with 21 U.S.C. §360(l) or (m) and applicable rules and regulations thereunder. No modifications, including the marketing of such FDA Products for additional intended uses, have been made to the FDA Products that require the clearance of a Premarket Notification or approval of a Premarket Approval Application by the FDA and for which such Premarket Notification or Premarket Approval Application has not been submitted to the FDA.

(g)                                 Except as set forth in Section 9.16(g) of the Disclosure Schedule, the Company is and has been for the past three (3) calendar years, in material compliance with, and each FDA Product regulated as a medical device in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, shipped, installed, serviced, and processed in material compliance with the current good manufacturing practice requirements required under the Quality System Regulation set forth in 21 C.F.R. Part 820.  The Company is in material compliance with the written procedures, record-keeping and FDA reporting requirements for Medical Device Reporting at 21 C.F.R. Part 803 and Reports of Corrections and Removals at 21 C.F.R. Part 806.

(h)                                 All FDA Products in current commercial distribution are labeled, promoted, and advertised in accordance with and within the scope of their FDA clearance, medical device regulatory classification or their exemption therefrom.

(i)                                     Each facility of the Company that is engaged in a quality system or production activity is registered with the FDA, as applicable, and each FDA Product is listed with the FDA in material compliance with the applicable FDA registration and listing regulations for medical devices.

The representations and warranties set forth in this Section 9.16 shall constitute the only representations and warranties by the Company with respect to Health Care Laws and the Covered Conduct.

9.17                           Customers and Suppliers.  Since October 1, 2010, the Company has not received any written notice from any customer that had sales in excess of $50,000 for the fiscal year ended December 31, 2010 that such customer plans to discontinue its business with the Company.  Since October 1, 2010, the Company has not received written notice from any supplier that had sales to the Company in excess of $50,000 for the fiscal year ended

December 31, 2010 that such supplier will not sell raw materials, supplies, merchandise and other goods and services to Buyer at any time after the Closing.

9.18                           Affiliate Transactions.  Other than as set forth on Section 9.18 of the Disclosure Schedule, no current or former officer, manager or member of the Company or, to the Company’s knowledge, any individual related by blood, marriage or adoption to any such individual, or any entity in which any such person or individual owns any beneficial interest, (a) is now a party to any Contract or transaction with the Company (other than at-will employment arrangements entered into in the Ordinary Course of Business) involving payment or Indebtedness in excess of $50,000 or has any material interest in any property or assets used by the Company or (b) is now the direct or indirect owner of an interest in any party that is a present or potential competitor, supplier or customer of the Company.

9.19                           Bank Accounts; Powers of Attorney.  Section 9.19 of the Disclosure Schedule lists the account numbers and names of each bank, broker, or other depository institution at which the Company maintains a depository account, and the names of all persons authorized to draw thereon or make withdrawals therefrom.  Section 9.19 lists all outstanding powers of attorney executed on behalf of the Company.

9.20                           Insurance.  Section 9.20 of the Disclosure Schedule sets forth a summary of all policies of insurance which are maintained by the Company.  Each such policy of insurance is in full force and effect in accordance with its terms and all premiums due thereon prior to the date hereof have been paid or reserved for on the Company’s financials statements.  The Company has not failed to give any notice or present any material claim under any such policy in due and timely fashion, and, to the Company’s knowledge, there is no threatened termination or cancellation of any such policy.  Except as set forth on Section 9.20 of the Disclosure Schedule, there are currently no material claims pending by the Company under any insurance policy, nor are there any material claims or matters pending against the Company in connection with which the Company intends to make a claim under any insurance policy.

9.21                           Brokerage.  Except as set forth on Section 9.21 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby or thereby based upon any agreements, written, oral or otherwise made by or on behalf of the Company.

9.22                           Accounts Receivable.  Except for the Non-Business Related Receivables, all Accounts Receivable reflected in the Interim Financial Statements and all Accounts Receivable existing as of the Closing Date were, as of the date thereof, and are, as of the Closing Date, valid receivables arising out of sales in the Ordinary Course of Business, are collectable in the Ordinary Course of Business (subject to any reserves that have been established in accordance with GAAP) within reasonable periods of time, and were, and, and to the Company’s knowledge, are subject to no setoffs or counterclaims.  All Accounts Receivable were, and are, owned by the Company free and clear of any Encumbrances or commissions or other compensation payable.

9.23                           Foreign Corrupt Practices Act; Export Control Laws.

(a)                                  The Company is in compliance in all material respects with all applicable laws under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (ii) international anti-bribery conventions (other than the convention described in clause (i)) and local anti-corruption and bribery laws (i.e., of foreign countries) (collectively, the “Anti-Bribery Laws”), and, in the past 6 years, the Company has not received any written, or in the past 3 years, to the Company’s knowledge oral, communication that alleges that the Company or any representative or sales consultant thereof is, or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws.

(b)                                 The Company does not have any pending or anticipated disclosures to any Governmental Authority for potential violations of any Anti-Bribery Laws.  There have been no potential violations of Anti-Bribery Laws that have been discovered by or brought to the attention of the Company in the past five years.

(c)                                  The Company is in compliance in all material respects with all Export Control Laws and has not received any written communication that alleges that the Company is not, or may not be, in compliance with, or is, or may become, subject to actions under the Export Control Laws.

The representations and warranties set forth in this Section 9.23 shall constitute the only representations and warranties by the Company with respect to Anti-Bribery Laws and Export Control Laws.

9.24                           Products.

(a)                                  Section 9.24(a) of the Disclosure Schedule sets forth the Company’s standard form of guaranty, warranty, right of return or right of credit used by the Company in connection with the products manufactured, sold or delivered by the Company.  To the Company’s knowledge, the Company has no material liability for any warranty claims outside the Ordinary Course of Business.

(b)                                 In no calendar year since January 1, 2008, have scrapped products of the Company ever exceeded 4% of gross sales of the products of the Company.

(c)                                  To the Company’s knowledge, except as set forth in Section 9.24(c) of the Disclosure Schedule, the Company does not have any material liabilities arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by the Company, whether or not sold by the Company directly or sold by the Company’s third party manufacturers or agents.

(d)                                 To the Company’s knowledge, all inventory is of a quality and quantity usable and, with respect to finished goods, salable in the Ordinary Course of Business.  The quantities of inventory are reasonable in the Ordinary Course of Business. Since December

31, 2010, the Company has continued to replenish its inventory in the Ordinary Course of Business.

9.25                           Limitations on Representations and Warranties.

(a)                                  NEITHER THE COMPANY, THE MEMBERS, MERIT NOR THEIR REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 9, SECTION 9A AND SECTION 9B.

(b)                                 Without limiting the generality of the foregoing, except as set forth in Section 9, Section 9A and Section 9B, neither the Company, the Members, Merit nor their representatives have made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company or the Business made available to Buyer, including any materials available in Buyer’s due diligence review (including in the virtual data room hosted by Intralinks) or in any presentation of the Company or the Business in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations made available by the Company or its representatives are not and shall not be deemed to be or to include any representation or warranty and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and transactions contemplated hereby.

9A.                             Representations and Warranties of Each Member.  Each Member severally and not jointly represents and warrants to Buyer as follows:

9.01A                 Authorization of Agreement.  Such Member has all necessary power, authority and legal capacity to execute, deliver and perform this Agreement and to consummate the transactions provided for herein and the execution and delivery of this Agreement by each Member and the performance by it of the obligations to be performed hereunder have been duly authorized by all necessary and appropriate action on the part of each Member.  The execution and delivery of this Agreement by such Member and the consummation of the transactions contemplated hereby do not and will not (i) require any filing with or notice to, or the obtaining of any material permit, authorization, consent or approval of, any Governmental Authority or other person by such Member, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument to which such Member is a party or by which such Member is bound, or (iii) conflict with or violate in any material respect any Legal Requirement applicable to such Member.  This Agreement is a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except that enforcement may be limited by a bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles.

9.02A                 Litigation.  There is no Proceeding pending or, to the knowledge of such Member, threatened against such Member which questions or challenges the validity of this Agreement or which will adversely affect or restrict such Member’s ability to consummate the transactions contemplated hereby.

9.03A                 Membership Interests.  Such Member is the record and beneficial owner of the Membership Interests listed opposite such Member’s name on Exhibit A, owning such Membership Interests free and clear of all Encumbrances.  Except as set forth in Section 9.03A of the Disclosure Schedule, such Member has the full and unrestricted power to assign, transfer and deliver such Membership Interests pursuant to the terms of this Agreement.  Except as set forth in Section 9.03A of the Disclosure Schedule, such Member is not a party to any option, warrant, purchase right or other contract or commitment that could (including upon the occurrence of any contingency or event) require such Member to sell, transfer or otherwise dispose of any such Membership Interests or any interest therein other than this Agreement.  Except as set forth in Section 9.03A of the Disclosure Schedule, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any such Membership Interests.

9B.                               Representations and Warranties of Merit.  Merit represents and warrants to Buyer as follows:

9.01B                   Organization; Authorization of Agreement.  Each of Merit Mezzanine Fund IV, L.P. and Merit Mezzanine Parallel Fund IV, L.P. is duly organized and validly existing under the laws of the state of Illinois.  Merit has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions provided for herein and the execution and delivery of this Agreement by Merit and the performance by it of the obligations to be performed hereunder have been duly authorized by all necessary and appropriate action on the part of Merit.  Except as set forth in Section 9.01B of the Disclosure Schedule, the execution and delivery of this Agreement by Merit and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in any breach of any provision of the operating documents or organizational documents of Merit, (ii) require any filing with or notice to, or the obtaining of any material permit, authorization, consent or approval of, any Governmental Authority or other person by such Member, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument to which such Member is a party or by which such Member is bound, or (iv) conflict with or violate in any material respect any Legal Requirement applicable to Merit.  This Agreement is a valid and binding obligation of Merit, enforceable against Merit in accordance with its terms, except that enforcement may be limited by a bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles.

9.02B                   Litigation.  There is no Proceeding pending or, to the knowledge of Merit, threatened against Merit which questions or challenges the validity of this Agreement or which will adversely affect or restrict Merit’s ability to consummate the transactions contemplated hereby.

9.03B                   Shares.  Merit is the record and beneficial owner of the Shares listed opposite Merit’s name on Exhibit A, owning such Shares free and clear of all Encumbrances.  The Shares constitute all of the issued and outstanding Equity Interests of Holdco.  Except as set forth in Section 9.03B of the Disclosure Schedule, Merit has the full and unrestricted power to assign, transfer and deliver such Shares pursuant to the terms of this Agreement.  Except as set forth in Section 9.03B of the Disclosure Schedule, Merit is not a party to any option, warrant, purchase right or other contract or commitment that could (including upon the occurrence of any contingency or event) require Merit to sell, transfer or otherwise dispose of any such Shares or any interest therein other than this Agreement. There are no voting trust, proxies or other agreements or understandings in effect with respect to the voting or transfer of any such Shares.

9.04B                   No Operations.  Holdco is a holding company, the sole assets of which are 350 Class A Membership Interests and cash.  Holdco has no, and has had no, liabilities (other than Tax liabilities), operations or business other than holding the 350 Class A Membership Interests.

9.05B                   Taxes.

(a)                                  Holdco has filed all Tax Returns that it was required to file.  All such Tax Returns were true, correct and complete in all material respects.

(b)                                 Holdco has paid or caused to be paid all Taxes due and payable by it, whether or not shown on any Tax Returns.  Holdco has not incurred any liability for Taxes outside the ordinary course of business of Holdco or otherwise inconsistent with past custom and practice.

(c)                                  No Governmental Authority has asserted by written notice to Holdco or has threatened in writing to assert against Holdco any deficiency or claim for any amount of additional Taxes.  To Holdco’s knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where Holdco does not file a Tax Return that Holdco is or may be subject to taxation by that jurisdiction.

(d)                                 Holdco has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor is any request for any such waiver or agreement pending.  Holdco is not currently the beneficiary of any extension of time within which to file any Tax Return.

(e)                                  Merit has provided or made available to Buyer true, correct and complete copies of all federal and state income Tax Returns filed by or with respect to Holdco (and any predecessors thereof) since December 31, 2006, and of all examination reports and statements of deficiencies assessed against or agreed to by or with respect to Holdco (and any predecessors thereof), with respect to such taxable periods.

(f)                                    Holdco has not ever been a member of any consolidated, affiliated, combined or unitary group for federal, state, local or foreign Tax purposes.  Holdco is not liable for Taxes of any other party as a result of successor liability, transferee liability or joint and several liability, contractual liability, liability resulting from membership in such a consolidated, affiliated, combined or unitary group, or otherwise.  Holdco has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.

(g)                                 No audits, assessments or other Tax Proceedings are presently in progress, pending or, to the knowledge of Holdco, threatened with regard to any Taxes or Tax Returns of Holdco.

(h)                                 There are no Encumbrances for Taxes upon any property or asset of Holdco other than Permitted Encumbrances.

(i)                                     Holdco is not and has not ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

(j)                                     Other than with respect to Holdco’s ownership interest in Rikco, Holdco is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes.

(k)                                  Holdco has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(l)                                     Holdco has not been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

The representations and warranties set forth in this Section 9.05B shall constitute the only representations and warranties by Merit with respect to Holdco’s Taxes and the Code.

10.                                 Representations and Warranties of Buyer.  Buyer represents and warrants to the Company, the Members and Merit as follows:

10.01                     Corporate Organization.  Buyer is a limited liability company validly existing under the laws of Delaware.  Buyer (a) is an indirect wholly owned subsidiary of DJO Global, Inc., (b) is the operating entity for the majority of the sales of DJO Global, Inc. and its affiliates in the United States and (c) owns or generates the majority of DJO Global, Inc’s and its affiliates’ assets and revenues in the United States.  Buyer has all limited liability company power and limited liability company authority to own, operate and lease its respective properties and carry on its respective businesses as now conducted.

10.02                     Authorization of Agreement.  Buyer has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions provided for hereby and the execution and delivery of this Agreement by Buyer and the performance by it of the obligations to be performed hereunder have been duly authorized by all necessary action on the part of Buyer.  This Agreement is a valid and binding obligation of Buyer enforceable in accordance with their terms, except that enforcement may be limited by a bankruptcy, insolvency, reorganization, moratorium or other similar law affecting creditors rights generally and by general equitable principles.  The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby do not and will not, with or without due notice or lapse of time or both, violate, breach, conflict with or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, (a) the Buyer’s Certificate of Formation or Operating Agreement, or (b) any law, rule, regulation, statute, or to Buyer’s knowledge, any order, judgment or decree or (c) any contract, agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound or affected.  Except as set forth on Section 10.02 of the Disclosure Schedule, no notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party is required by or with respect to the Buyer in connection with the execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions in accordance with the terms hereof except for the filing of a pre-merger notification and report form by the Company under the HSR Act, and the expiration or termination of the applicable waiting period thereunder.

10.03                     No Brokers or Finders.  Neither Buyer nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transactions provided for in this Agreement.

10.04                     Litigation.  There is no Proceeding pending or, to the knowledge of Buyer, threatened against Buyer which questions or challenges the validity of this Agreement or which will adversely affect or restrict Buyer’s ability to consummate the transactions contemplated hereby.

10.05                     Investment Intent.  The Company Equity Interests are being acquired by Buyer for investment purposes only and not with the view to resale or other distribution.  The Buyer understands that the offer and sale of the Shares to the Buyer have not been and will not be registered under the Securities Act of 1933 or under any state or federal securities laws, and the Company Equity Interests are being offered to the Buyer in full in reliance upon federal and state exemptions.

10.06                     Financing.  Buyer currently has sufficient funds or has delivered to the Member Representative an executed backup commitment letter (“Commitment Letter”) from Credit Suisse indicating Credit Suisse’s commitment to arrange financing for Buyer in an amount sufficient for the purpose of financing the transactions contemplated by this Agreement.  Buyer has complied or will comply with all applicable federal, state, local and international Legal Requirements (including securities laws and state blue sky laws) in connection with such financing activities.  Credit Suisse has completed its due diligence review of the Company and the Business and the transactions contemplated by this Agreement favorably.  Buyer agrees and acknowledges that the performance of its respective obligations under this Agreement is not in any way contingent upon the availability of any financing.

11.                                 Mutual Covenants and Agreements.

11.01                     Access.  Between the date of this Agreement and the Closing Date, the Company shall (i) permit Buyer and its authorized representatives to have access to the Company’s premises, properties, books, records, personnel, contracts and documents, (ii) permit Buyer and its authorized representatives to make such copies and inspections thereof as they may reasonably request, (iii) cause the officers of the Company to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Business as Buyer may from time to time reasonably request and (iv) furnish Buyer and its authorized representatives with monthly financial statements; provided that any such access, copies and inspections shall be at reasonable times, and in a manner so as not to interfere with the normal business operations of the Company.  Buyer and Buyer’s representatives shall not contact or otherwise communicate with any employee, customer and/or supplier of the Company or the Business or any taxing authority with respect to either the Company or the Business without the prior written consent of the Company, which consent may be withheld in the sole discretion of the Company; provided that Buyer and its affiliates, to the extent they have independent relations with any such third parties at the date hereof, may continue to have contact with such third parties in the normal course of business consistent with past practice.  All such information and access will be subject to the terms and conditions of the Confidentiality Agreement dated November 16, 2010 between Buyer and the Company (the “Confidentiality Agreement”), which will survive the execution and delivery of this Agreement.

11.02                     Updating of Schedules.  From and after the date of this Agreement until the Closing Date, the Company and Buyer shall promptly notify the other party by written update to the Disclosure Schedule (each, a “Schedule Supplement”) (a) if any representation or warranty made by the Company, the Members or Merit in this Agreement is untrue in any material respect, (b) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused, or may reasonably be expected to cause, any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied, or (c) of the failure of the Company, the Members or Merit to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them pursuant to this Agreement which may reasonably be expected to result in any condition to the obligations of any party hereto to effect the transactions contemplated hereby not to be satisfied.  Each Schedule Supplement shall be in writing and shall be delivered in accordance with Section 15.05.  No information provided by the Company pursuant to a Schedule Supplement shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or limit Buyer’s ability to terminate this Agreement pursuant to Section 14.01(d).

11.03                     Consents and Approvals.  Without limiting any party’s express obligations under this Agreement, each party will use its reasonable best efforts to obtain as promptly as practicable following the execution and delivery of this Agreement all consents, approvals, authorizations, orders, licenses, Permits or qualifications required in connection with the consummation of the transactions contemplated by this Agreement, including all approvals and consents listed on Schedule 11.03 (the consents listed on Schedule 11.03 are referred to herein as the “Required Consents”).

11.04                     Filings; Cooperation; Information.

(a)                                  Promptly after the execution of this Agreement, each party will prepare and make (or cause to be prepared and made) all required filings, submissions and notifications under the laws of any domestic or foreign jurisdictions, including all filings, submissions and notifications required under the HSR Act, to the extent necessary to consummate the transactions contemplated by this Agreement.  Subject to applicable Legal Requirements, each party will promptly consult with the other party with regard to and provide to the other party any necessary information and reasonable assistance with all filings, submissions and notifications made and other information supplied by such party with or to any Governmental Authority in connection with this Agreement or any of the transactions contemplated by this Agreement.  Any HSR Act filing fees shall be paid by Buyer.  Each party will furnish to all Governmental Authorities such necessary information and reasonable assistance as such Governmental Authority may reasonably request in connection with the foregoing.

(b)                                 Prior to the Closing, the Company shall provide to Buyer, and shall use its reasonable best efforts to cause its officers, employees and advisors, including legal and accounting, of the Company to, provide to Buyer all cooperation reasonably requested by Buyer that is reasonably necessary or customary in connection with financing the transactions contemplated by this Agreement (the “Financing”) (provided that such requested cooperation does not unreasonably interfere with the business or operations of the Company), including (i) participating in a reasonable or customary number of meetings, presentations, road shows, due diligence sessions, (ii) using reasonable best efforts to assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary or customary in connection with the Financing, (iii) using reasonable best efforts to furnish Buyer as promptly as reasonably practicable with financial and other pertinent information regarding the Company as may be reasonably requested by Buyer in connection with the Financing, including information customarily included in private placement memoranda relating to private placements under Rule 144A promulgated under the Securities Act to consummate the offering(s) of debt securities of affiliates of the Buyer contemplated by the Financing at the time during the Company’s fiscal year such offering(s) will be made as soon as such financial and other information becomes available, including all financial statements and financial data of the Company of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X in an offering by affiliates of the Buyer, including audits thereof to the extent so required (which audits shall be unqualified and not subsequently qualified or withdrawn), and with respect to which Sattell, Johnson, Appel & Co., S.C. shall be prepared and able to deliver customary comfort letters (all such information in this clause (iii), the “Required Information”) provided, that the Required Information shall be provided to the Buyer no less than 25 Business Days prior to the Closing Date or, if applicable, earlier if needed to enable the financial information contained such private placement memoranda to be sufficiently current on any day during such period to satisfy the requirements under Rule 3-12 of Regulation S-X for a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, (iv) cooperating with and using reasonable best efforts to assist Buyer in procuring accountants’ comfort letters and consents, legal opinions and other customary documentation required by the Financing, in each case as reasonably requested by Buyer and, if reasonably requested by Buyer, (v) using reasonable best efforts to assist Buyer in procuring the execution and delivery, as of the Closing, by the officers of the Company, of other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Buyer and otherwise reasonably facilitating, to the extent reasonably requested by Buyer, the pledging of collateral (including cooperation, to the extent reasonably requested by Buyer, in connection with the pay-off of existing indebtedness and the release of related Encumbrances), and (vi) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer in connection with the consummation of the Financing immediately following the Closing; provided that the Company shall not be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Buyer in connection with the Financing prior to the Closing. Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable documented out of pocket costs and expenses incurred by the Company in connection with such cooperation and shall indemnify and hold harmless the Company and its representatives from and against any and all liabilities, losses, damages, claims, expenses, interest, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company in accordance with the terms hereof) or any other action taken by the Company pursuant to this Section 11.04(b).  The Company hereby consents to the use of its logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company.

11.05                     Further Assurances.  In addition to obligations elsewhere in this Agreement, each party will use its reasonable best efforts to ensure that all conditions to the other party’s obligations to consummate the transactions contemplated by this Agreement have been satisfied (insofar as such matters are within such party’s control) and to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in a manner consistent with applicable law.  Buyer shall use its good faith best efforts to close the transactions contemplated hereunder as soon as possible.

11.06                     Post-Closing Access to Information.  After the Closing, upon reasonable notice, Buyer will cooperate with the Members and Merit and will give or cause to be given to the Members, Merit and their representatives reasonable access to representatives of Buyer and the Company and such information (including the right to make copies or extracts thereof) relating to the Company and the Business (including properties, books, contracts, financial statements, Tax returns, commitments, files and records) as is reasonably requested for the preparation or filing of any Tax return, filing or report, financial statement or report, any response or submission to any Governmental Authority or which is otherwise reasonably requested.  Any such access will be provided and all such inspections will be conducted at reasonable times and in such a manner as not to interfere unreasonably with the operations of the Business.  In addition, after the Closing, any access and information provided by Buyer to the Members, Merit or any of their representatives pursuant to this Section 11.06 or otherwise pursuant to this Agreement may be conditioned upon the execution and delivery by the Member, Merit or such representative of a confidentiality or nondisclosure agreement covering the same in form and substance reasonably satisfactory to Buyer and such Member or Merit.

11.07                     Litigation Assistance.  Following the Closing, from time to time upon either the Buyer’s or the Member Representative’s written request, the other party shall reasonably cooperate with and assist the requesting party (to the extent not subject to indemnity rights hereunder and at the requesting party’s expense) in defending any claim or lawsuit relating to the operation of the Business prior to the Closing.  Except to the extent the requesting party has indemnity rights under Section 13 below, the requesting party shall reimburse the other party for reasonable out-of-pocket expenses actually paid by such party to third parties in connection with providing the cooperation and assistance requested under this Section 11.07.

11.08                     Conduct of the Company.  From the date of this Agreement until the Closing, except as expressly contemplated or permitted by this Agreement, without the written consent of Buyer, which will not unreasonably be withheld or delayed, the Company shall operate the Business in, and not take any material action outside, the Ordinary Course of Business, and the Company shall not do any of the following:

(a)                                  selling, leasing, transferring, assigning, abandoning or otherwise disposing of any material asset outside the Ordinary Course of Business;

(b)                                 accelerating the collection of any receivable and/or delaying the payment of any payable outside the Ordinary Course of Business;

(c)                                  amend or modify its Articles of Organization or Operating Agreement; provided, however, that the Company may amend its Operating Agreement if it deems appropriate to make special allocations to the Members and Holdco in connection with the Closing;

(d)                                 declare or make any payment or distribution in respect of the Company Equity Interests; purchase or redeem or otherwise acquire any such Company Equity Interests; or issue, sell, transfer, dispose of, pledge or encumber any Company Equity Interests, or issue any Equity Interests convertible, exercisable, or exchangeable into any Company Equity Interests;

(e)                                  incur, assume, endorse, or otherwise become liable for any Indebtedness, modify the terms of any Indebtedness (other than modifications of short-term debt in the Ordinary Course of Business), or assume or guarantee the obligations of any other person, except in the Ordinary Course of Business;

(f)                                    create any Encumbrance (other than a Permitted Encumbrance) outside the Ordinary Course of Business on any of its assets that materially detracts from the value of such asset;

(g)                                 make any change in the compensation or benefits payable to any of its directors, officers or employees, other than (i) normal recurring salary increases or bonuses, in each case made in the Ordinary Course of Business, or (ii) pursuant to the terms of any Company Benefit Plan;

(h)                                 enter into, adopt or amend or make any commitment to enter into, adopt or amend any Company Benefit Plan;

(i)                                     hire employees or retain consultants other than in the Ordinary Course of Business;

(j)                                     terminate any employee other than (i) in the Ordinary Course of Business, or (ii) for cause or poor performance (in either case which is documented in accordance with the Company’s past practices);

(k)                                  voluntarily permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without giving notice to Buyer;

(l)                                     commence or settle any litigation or arbitration;

(m)                               adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(n)                                 make any acquisition of all or any significant part of the assets, properties, capital stock or business of any other person, whether by merger, stock or asset purchase or otherwise;

(o)                                 enter into any Contract or other agreement with any labor union;

(p)                                 make, change or revoke any Tax election; settle or compromise any material Tax claim, notice, audit report or assessment; file an amended income Tax Return or a material Tax Return; enter into any Tax allocation, sharing or indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a material Tax refund; or consent to extend or waive the statute of limitations for any material Tax claim or assessment;

(q)                                 make any change in its accounting, auditing or tax reporting methods, principles or practices, except as required by changes in GAAP; or

(r)                                    agree, authorize, resolve, arrange or commit to do any of the things described in subsections (a) through (s) above.

11.09                     Settlement.

(a)                                  Prior to Closing, the Company shall have furnished advance notice to the Office of the Inspector General of the Department of Health and Human Services pursuant to the terms of the Settlement and CIA Agreements regarding the transactions contemplated by this Agreement.

(b)                                 At or prior to Closing, each of the Company, the United States, through the United States Attorney’s Office for the Eastern District of Wisconsin and the Office of Inspector General of the Department of Health and Human Services, Rick I. Kanter and the Relators Matthew Snorek and David Schlageter shall have entered into that certain Settlement Agreement among such parties (the “Settlement Agreement”), together with the Corporate Integrity Agreement (the “Corporate Integrity Agreement”) and any other agreements contemplated thereby (collectively, the “Settlement and CIA Agreements”).

(c)                                  At or prior to Closing, the Company shall have fully paid the Settlement Amount.  In addition, the Company shall have complied with those terms of the Settlement and CIA Agreements requiring compliance prior to the Closing Date, including but not limited to terminating the Management Services Agreement.

11.10                     Employees.

(a)                                  Until December 31, 2011, the Buyer shall cause the Company to provide to each of those employees of the Company who continue as employees of the Company following Closing (collectively, the “Continuing Employees”), (i) a base salary that is no less than the base salary paid to such Continuing Employee immediately prior to the date of this Agreement, and (ii) fringe benefits that are substantially comparable in the aggregate to the fringe benefits paid or provided to similarly-situated employees of Buyer, provided that the foregoing shall not apply to any Continuing Employee whose base salary (or fringe benefits, to the extent eligibility therefor is based on the Continuing Employee’s position or level of hours worked) is reduced as a result of (i) a reduction in hours, (ii) the Continuing Employee’s acceptance of another position or part-time employment, or (iii) performance problems.  The Buyer shall cause all Continuing Employees to be credited for their length of service with the Company for all purposes under any benefit plan or program or fringe benefit made available to Continuing Employees by Buyer or any of its affiliates after the Closing; provided, however, that such service shall not be so credited (i) for purposes of calculating accrued benefits under a defined benefit pension plan or (ii) to the extent that crediting such service would result in the duplication of either benefits or accruals to a Continuing Employee.

(b)                                 Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed to require Buyer or the Company to provide duplicative benefits or accruals to any Continuing Employee (or anyone else) or to employ or continue to employ any Continuing Employee or anyone else, and except to the extent expressly provided in this Section 11.10, nothing in this Agreement shall be construed as in any way limiting or restricting Buyer’s ability to amend, modify or terminate any benefit plan at any time and from time to time, including any Company Benefit Plan, after the Closing.

(c)                                  From and after the Closing, except as otherwise agreed in writing between Buyer and the Continuing Employee, Buyer will cause the Company to honor, in accordance with its terms (including any rights of amendment, modification or termination provided therein), (i) each existing employment, change in control, severance and termination protection plan or agreement between the Company and any officer, director or employee (i.e. Buyer and the Company shall be responsible for any severance, termination pay or related obligations as a result of the termination of any Continuing Employee at or after the Closing), to the extent such plan or agreement is disclosed on Section 9.13(c) of the Disclosure Schedule, and (ii) the obligations in effect as of the Adjustment Time with respect to any earned and accrued but unpaid bonuses for employees of the Company and accrued vacation for employees of the Company, but only to the extent the amounts accrued thereunder are included on the final Closing Statement.

(d)                                 Promptly following signing, at Buyer’s written request delivered to Company at least 10 days prior to Closing, the Company shall use commercially reasonable efforts to terminate that certain Client Services Agreement dated as of August 9, 2006, between the Company and ADP (the “CSA”) effective immediately prior to Closing.  If the Company terminates the CSA effective immediately prior to the Closing, the Company shall ensure that such termination also constitutes a termination of each Company Benefit Plan that Buyer requests be terminated, including, without limitation, the Company’s withdrawal from the 401(k) plan maintained by ADP.  At Buyer’s request, the Company shall provide Buyer with evidence of any such termination of the Company Benefit Plan(s) and CSA and withdrawal from such 401(k) plan, including resolutions of the Company’s Board of Directors and any other necessary corporate action.  The form and substance of such resolutions shall be subject to review and approval of Buyer and its counsel (such review to be timely and not unreasonably withheld).  The Company shall also cooperate with Buyer to take such other actions in furtherance of terminating such Company Benefit Plan(s) and the CSA as Buyer may reasonably request.  In the event that distribution or rollover of assets from the trust or custodial account of a 401(k) plan which is terminated or from which the Company withdraws is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer as soon as possible.

(e)                                  All provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including any employee or former employee of the Company or any participant or beneficiary in any Company Benefit Plan.

11.11                     Directors’ and Officers’ Indemnification and Insurance.

(a)                                  From and after the Closing, Buyer shall cause the Company to indemnify and hold harmless (and advance expenses, provided the person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances if it is ultimately determined that such person is not entitled to indemnification), to the fullest extent permitted by Legal Requirements, the present and former directors and officers of the Company (each a “Company Indemnified Party”) against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Closing, including the approval of this Agreement or the transactions contemplated hereby or arising out of or pertaining to the transactions contemplated hereby, whether asserted or claimed prior to, at or after the Closing.  Notwithstanding anything contrary in this Agreement (including the foregoing and Section 11.11(b)) and anything in the Company’s governing documents, neither the Buyer nor the Company shall indemnify Rick Kanter or any other Company Indemnified Parties in connection with any illegal conduct or activity of the nature giving rise to Settlement and CIA Agreements that (A) occurred during any period not covered by the Settlement and CIA Agreements, (B) are asserted by a state Medicaid program, private insurer or consumer or (C) are not otherwise released pursuant to the terms of the Settlement Agreement.  For purposes of clarity, nothing in this Agreement shall prohibit the Company Indemnified Parties from making an indemnification claim under the Company’s directors’ and officers’ liability insurance policies in effect prior to the Closing.

(b)                                 The governing documents of the Company shall include provisions for indemnification, advancement of expenses and exculpation of the Company Indemnified Parties at least as favorable as those as set forth in the governing documents of the Company in effect on the date of this Agreement.  Following the Closing, the Buyer shall cause the Company to maintain in effect the provisions in its governing documents providing for indemnification, advancement of expenses and exculpation of Company Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Closing, to the fullest extent permitted from time to time under applicable Legal Requirements, which provisions shall not be amended except as required by applicable Legal Requirements or except to make changes permitted by applicable Legal Requirements that would enlarge the scope of the Company Indemnified Parties’ indemnification rights thereunder.

(c)                                  If Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other party and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any party, then, and in each such case, Buyer shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 11.11.

(d)                                 This Section 11.11 is intended for the irrevocable benefit of, and to grant third-party rights to, the Company Indemnified Parties and shall be binding on all successors and assigns of Buyer and the Company.  Each Company Indemnified Party shall be a third-party beneficiary of this Section 11.11, and entitled to enforce the covenants contained in this Section 11.11.  If any Company Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 11.11 that is denied by Buyer and/or the Company, and a court of competent jurisdiction determines that the Company Indemnified Party is entitled to such indemnification, then Buyer or the Company shall pay such Company Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against Buyer and/or the Company, provided that such Company Indemnified Party is the prevailing party in such claim. The rights of the Company Indemnified Parties under this Section 11.11 shall be in addition to any rights such Company Indemnified Parties may have under the governing documents of the Company or under any applicable contracts, insurance policies or Legal Requirements.

11.12                     Nonsolicitation; Non-Competition.

(a)                                  Each of the Members and Merit covenant and agree that during the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date (the “Solicitation Restricted Period”), such Member and Merit will not, directly or indirectly,

(i)                                     solicit for employment any person employed during the Solicitation Restricted Period by the Company or induce any such employee to terminate his/her employment relationship with the Company, except for general solicitations of employment (such as a newspaper advertisement or on radio or television) not specifically directed to any person employed during the Solicitation Restricted Period by the Company;

(ii)                                  solicit any independent sales representative engaged by the Company during the Solicitation Restricted Period or induce any such independent sales representative to terminate his/her relationship with the Company, except for general solicitations (such as a newspaper advertisement or on radio or television) not specifically directed to any independent sales representative engaged during the Solicitation Restricted Period by the Company; or

(iii)                               request, advise or induce or attempt to induce any of the consultants of the Company to withdraw, curtail or cancel any business or relations with the Company including the Company’s sourcing consultant.

(b)                                 Each Member covenants and agrees that, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), he or it will not, directly or indirectly, own, manage, join, operate or control, or participate in the ownership, management, operation or control of, or perform services as a director, officer, employee, partner, independent contractor, consultant or otherwise with, or permit such Member’s name to be used by or in connection with, any profit or non-profit business or organization that produces, designs, conducts research on, provides, sells, distributes or markets diabetic shoes or diabetic shoe inserts anywhere in the world; it being understood that the foregoing shall not prohibit such Member from (i) making passive investments of less than 5% of the outstanding equity securities in any publicly-traded company or business, or (ii) being employed by the Company post-Closing and engaging in any such activities in the course of his employment with the Company post-Closing.

(c)                                  Merit covenants and agrees that, during the during the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, it will not, directly or indirectly, own, manage, join, operate or control, or participate in the ownership, management, operation or control of, any profit or non-profit business or organization that produces, designs, conducts research on, provides, sells, distributes or markets any diabetic shoes or diabetic shoe inserts anywhere in the world; it being understood that the foregoing shall not limit or prohibit Merit from (i) making passive investments of less than five percent (5%) of the outstanding equity securities in any publicly-traded company or business, or (ii) owning, managing, joining, operating or controlling, or participating in the ownership, management, operation or control of, a company or business that derives less than twenty percent (20%) of its total revenue from a business that produces, designs, conducts research on, provides, sells, distributes or markets any diabetic shoes or diabetic shoe inserts.

(d)                                 Each of the Members and Merit acknowledges and agrees that the restrictions contained in this Section 11.12 are a reasonable and necessary protection of the immediate interests of Buyer and the Company, and that Buyer would not have entered into this

Agreement without receiving the consideration offered by the Members and Merit in agreeing to these restrictions.

(e)                                  If any covenant set forth in this Section 11.12 is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.  The invalidity or unenforceability of any particular provision of this Section 11.12 shall not affect the other provisions of this Agreement, which shall continue in full force and effect.  Without limiting the foregoing, the covenants contained in this Section 11.12 shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country, and political subdivision thereof, in which any of the Company or its successors now transacts any business.

11.13                     Non-Business Related Receivables.  The parties acknowledge, consent and agree that the accounts receivable specifically set forth on Section 11.13 of the Disclosure Schedule (the “Non-Business Related Receivables”) are unrelated to the operations of the Business and will be distributed out to one or more Members prior to Closing.

12.                                 Tax Matters.  The following provisions shall govern the allocation of responsibility as between Buyer, the Members and Merit for certain Tax matters following the Closing Date:

12.01                     Indemnification for Tax Matters.  Subject to the remainder of this Section 12 and Section 13.02:

(a)                                  Each Member and Merit will, severally to the extent of such party’s Pro Rata Share and not jointly, indemnify and hold Buyer harmless from and against, without duplication, any loss, claim, liability, expense or other damage incurred in connection with, arising out of, resulting from or attributable to (i) all Taxes (or the non-payment thereof) of or with respect to the Company for any Pre-Closing Tax Period (“Pre-Closing Taxes”) except to the extent such Taxes are taken into account in finally determining the Closing Working Capital; (ii) all Taxes of the Members and Merit (including capital gains Taxes arising as a result of the transactions contemplated hereby) or any of their affiliates (excluding, after the Adjustment Time, the Company or Holdco) for any Tax period; (iii) Taxes attributable to any breach or inaccuracy of any representation in Section 9.12 or any failure to comply with any covenant or agreement of the Members and Merit or (prior to the Adjustment Time) the Company with respect to Taxes (including any obligation to cause the Company to take, or refrain from taking, any action under this Agreement with respect to Taxes); or (iv) Taxes for which the Company (or any predecessor) is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of inclusion in any consolidated, affiliated, combined or unitary group at any time prior to the Adjustment Time, or is liable as a transferee or successor, by contract, or otherwise.

(b)                                 Merit will indemnify and hold Buyer harmless from and against, without duplication, any loss, claim, liability, expense or other damage incurred in connection with, arising out of, resulting from or attributable to (i) all Taxes (or the non-payment thereof) of or with respect to Holdco for any Pre-Closing Tax Period except to the extent of any estimated Taxes that have been paid by Holdco that are attributable to income earned during the Pre-Closing Tax Period; (ii) Taxes attributable to any breach or inaccuracy of any representation in Section 9.05B or any failure to comply with any covenant or agreement of Merit or (prior to the Adjustment Time) Holdco with respect to Taxes (including any obligation to cause Holdco to take, or refrain from taking, any action under this Agreement with respect to Taxes); or (iii) Taxes for which Holdco (or any predecessor) is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of inclusion in any consolidated, affiliated, combined or unitary group at any time prior to the Adjustment Time, or is liable as a transferee or successor, by contract, or otherwise.

(c)                                  Buyer will indemnify and hold the Members and Merit harmless from and against, without duplication, any loss, claim, liability, expense or other damage incurred in connection with, arising out of, resulting from or attributable to all Taxes (or the non-payment thereof) of the Company or Holdco for any Post-Closing Tax Period (“Post-Closing Taxes”) and for all Taxes (to the extent not previously paid) included in the final Closing Statement as finally determined pursuant to Section 5.03 and taken into account in finally determining the Closing Working Capital.

(d)                                 To the extent of any conflict between this Section 12.01 and Section 13, this Section 12.01 shall govern.

12.02                     Computation.  For purposes of this Agreement, in the case of any Taxable period that includes (but does not end on) the Adjustment Time (a “Straddle Period”), the portion of any Tax that is allocable to the Taxable period that is deemed to end at the Adjustment Time will be: (i) in the case of all real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the Taxable period of the Company (or Holdco, as the case may be) terminated as of the Adjustment Time.

12.03                     Preparation and Filing of Tax Returns.

(a)                                  (i)  The Member Representative, at its sole expense, shall cause to be prepared and timely filed with the relevant Taxing authorities all Tax Returns of the Company with respect to Pre-Closing Taxes, including the income Tax Returns relating to the Company’s short Taxable year beginning January 1, 2011 and ending in connection with the Closing (but excluding Tax Returns relating to any Straddle Period and any amended Tax Returns).  The Members and Merit shall pay or shall have paid (e.g., by the payment of estimated Taxes), or shall cause to be paid or shall have caused to be paid, all (A) Taxes due with respect to all income earned by the Company through the Adjustment Time and (B) all non-income Taxes of the Company due on or before the Adjustment Time, except to the extent such non-income Taxes are payable upon the filing of a Tax Return relating to a Straddle Period and have been taken into account in finally determining the Closing Working Capital.

(ii)  The Member Representative, at its sole expense, shall cause to be prepared and timely filed with the relevant Taxing authorities (A) all Tax Returns of Holdco that are required to be filed on or before the Adjustment Time and (B) all income Tax Returns of Holdco for all full Taxable years ending on or before December 31, 2010 (except any amended income Tax Returns) and for Holdco’s short Taxable year beginning January 1, 2011 and ending in connection with the Closing (except any amended income Tax Returns).  Merit shall pay or shall have paid, or shall cause to be paid or shall have caused to be paid, all Taxes of Holdco due on or before the Adjustment Time or due with respect to the Tax Returns described in the preceding sentence.

(iii)  All Tax Returns referenced in clauses (a)(i) and (ii) shall be prepared in a manner consistent with the Company’s or Holdco’s past practices (as the case may be), except as otherwise required by applicable Legal Requirements.  At least twenty (20) days prior to filing any such Tax Return, the Member Representative shall submit a copy of such Tax Return to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld.

(b)                                 Buyer, at its sole expense, shall cause to be prepared and timely filed with the relevant Taxing authorities (i) all Tax Returns of the Company with respect to any Straddle Period and (ii) other than the income Tax Returns described in clause (a)(ii)(B) above, all Tax Returns of Holdco that relate to Taxable periods ending on or before the Adjustment Time but are required to be filed after the Adjustment Time or that relate to any Straddle Period.  All Tax Returns referenced in clauses (b)(i) and (ii) shall be prepared in a manner consistent with the Company’s or Holdco’s past practices (as the case may be), except as otherwise required by applicable Legal Requirements.  At least twenty (20) days prior to filing any such Tax Return, Buyer shall submit a copy of such Tax Return to the Member Representative for the Member Representative’s review and approval, which approval shall not be unreasonably withheld.  The Members and Merit shall be liable for and shall promptly reimburse Buyer for the amount of unpaid Tax (after taking into account any estimated Taxes paid with respect to the Pre-Closing Tax Period) reflected on such Tax Returns (and, in the case of a Tax Return for a Straddle Period, attributable to the Pre-Closing Tax Period in the manner set forth in Section 12.02) except to the extent such Taxes are taken into account in finally determining the Closing Working Capital.  Buyer shall not file any amended Tax Returns for the Company or Holdco with respect to any Taxable period ending on or prior to the Adjustment Time (including the income Tax Returns relating to the Company’s short Taxable year beginning January 1, 2011 and ending in connection with the Closing) or a Straddle Period without the prior written consent of the Member Representative (which consent shall not be unreasonably withheld).

12.04                     Audits.

(a)                                  (i)  Whenever, with respect to the Company or Holdco, any Taxing authority initiates an inquiry or audit, asserts a claim, or makes an assessment with respect to a Taxable period ending on or prior to the Adjustment Time or to a Straddle Period or otherwise disputes the amount of any Taxes relating to any Pre-Closing Tax Period, including the Company’s or Holdco’s short Taxable year beginning January 1, 2011 and ending in connection with the Closing, in any Proceeding or similar event (any such inquiry, audit, claim, assessment, Proceeding or similar event, a “Tax Contest”) or threatens a Tax Contest in writing, Buyer or the

Company, on the one hand, and the Members, Merit and the Member Representative, on the other hand, shall notify each other within ten (10) days of such party’s receipt of notice of such Tax Contest or threat thereof, in either case relating in whole or in part to Taxes for which any of the Buyer Indemnified Parties may be entitled to indemnification from the Members or Merit hereunder.

(ii)  The Member Representative shall have the right, at its expense, to control any Tax Contest with respect to the Company or Holdco for Taxes for a Pre-Closing Tax Period (other than a Straddle Period) including the Company’s or Holdco’s short Taxable year beginning January 1, 2011 and ending in connection with the Closing, provided that (A) the Member Representative delivers to Buyer the Member Representative’s written acknowledgment of the Members’ and Merit’s obligation to indemnify the Buyer Indemnified Parties with respect to such Tax Contest as provided in Section 12.01(a) and (b) above, (B) the Member Representative shall not effect any settlement or compromise of such Tax Contest to the extent it would reasonably be expected to increase Buyer’s Tax liability in a Post-Closing Tax Period, without obtaining Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed), and (C) Buyer shall have the right, at its expense, to reasonably participate in the conduct of such Tax Contest (including the right to receive copies of all related correspondence, the right to review and comment on all responses, protests and other submissions, and the right to attend meetings with any Taxing authority) but only to the extent that such participation does not waive attorney-client or any other privilege.  The Member Representative shall be furnished by Buyer or the Company, as the case may be, with such limited powers of attorney as are necessary to enable the Member Representative to control the conduct of any such Tax Contest.

(iii)  Buyer shall have the right, at its expense, to control any other Tax Contest with respect to the Company and Holdco, provided that (A) Buyer shall not effect any settlement or compromise of such Tax Contest to the extent it would reasonably be expected to increase the Members’ or Merit’s liability for indemnification for Taxes hereunder, without obtaining the Member Representative’s prior written consent (which consent shall not be unreasonably withheld or delayed), and (B) the Member Representative shall have the right, at its expense, to reasonably participate in the conduct of such Tax Contest (including the right to receive copies of all related correspondence, the right to review and comment on all responses, protests and other submissions, and the right to attend meetings with any Taxing authority) but only to the extent that such participation does not waive attorney-client or any other privilege.  Buyer shall be furnished by the Members, Merit and/or the Member Representative, as the case may be, with such limited powers of attorney as are necessary to enable Buyer to control the conduct of any such Tax Contest.

(b)  The parties each agree to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax Contest to the extent such Tax Contest could affect a liability of such other parties (including indemnity obligations hereunder).  To the extent of any conflict between this Section 12.04 and Section 13.04, this Section 12.04 shall govern.

12.05                     Cooperation on Tax Matters.  Buyer, the Members and Merit shall (and after the Closing, Buyer shall cause the Company to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 12, the making of any election relating to Taxes and any Tax Contest.  Such cooperation shall include the retention and (upon any other party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return, election or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Members and Merit agree, and following the Closing, Buyer agrees to cause the Company and Holdco (a) to retain all books and records with respect to Tax matters pertinent to the Company and Holdco relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, the Members or Merit, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (b) to give any other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer, the Members or Merit, as the case may be, shall allow the requesting party to take possession of such books and records at such requesting party’s expense.  Buyer, the Members and Merit further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

12.06                     Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by the Members and Merit when due.  The Member Representative will, at its expense, timely file all necessary Tax Returns and other documentation required with respect to all such Transfer Taxes and will provide Buyer with evidence satisfactory to Buyer that such Transfer Taxes have been paid.

12.07                     Refunds.  Any refunds with respect to Pre-Closing Taxes and/or the period of time ending on or prior to the Adjustment Time, including any such refund from the U.S. Customs and Border Protection as a result of the Company’s Request for Binding Ruling with respect to the grant of duty free treatment for the import of shoes and inserts designed for diabetics shall be for the account of Members and Merit.  Buyer shall cooperate reasonably with the Member Representative to apply for or otherwise pursue any such Customs Refund and any other refund provided that the Buyer shall not be required to cooperate if such refund would adversely affect Buyer’s Tax position in a Post-Closing Tax Period.  Buyer shall cause the Company promptly to forward to the Member Representative, on behalf of the Members and Merit, any such refunds due the Members and Merit after receipt thereof by Buyer or the Company, net of any reasonable out of pocket cost to Buyer and its affiliates attributable to the obtaining and receipt of such refund (provided that Buyer shall obtain the Member Representative’s prior consent to any such out of pocket expenses attributable thereto, which consent shall not be unreasonably withheld).  Buyer and the Company shall not be required to pay such refund to the Member Representative to the extent such refund arises as the result of a carryback of a loss or other Tax benefit from a taxable period (or portion thereof) beginning after the Adjustment Time.  To the extent such refund is subsequently disallowed or required to be returned to the applicable Governmental Authority, the Members, Merit and the Member Representative agree promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Buyer (or, if directed by Buyer, the Company).

12.08                     Tax Distribution.  To the extent not previously distributed, the Company shall distribute to each Member and Holdco, on or before April 15, 2011, but in no event later than the Closing Date, an amount calculated as follows:  (a) the sum of the highest marginal federal and state income tax rates applicable to such Member and Holdco (such sum being expressed as a decimal), multiplied by (b) such Member’s and Holdco’s share of the Company’s taxable income for the period prior to the Adjustment Time, not to exceed the amount included as an accrual in the Final Closing Statement.

12.09                     Purchase Price Allocation.  The Purchase Price shall be allocated in accordance with the allocation provided on Exhibit F.  The Members, Merit, the Company and Buyer agree to make all appropriate Tax filings on a basis consistent with the agreed allocation and to provide a draft of any required information return to the other parties, if requested, at least ten (10) days prior to the filing of any such information return.  Neither the Members, Merit, the Company nor Buyer shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Legal Requirements or by any Governmental Authority.  If the Purchase Price is adjusted pursuant to Section 5.04, the allocation of Purchase Price shall be adjusted as mutually agreed by Buyer and the Member Representative.

12.10                     Conduct.  For the portion of the Closing Date prior to the Adjustment Time, other than transactions expressly contemplated hereby, Buyer shall not take any action other than in the Ordinary Course of Business (or the ordinary course of Holdco’s business) that would reasonably be expected to increase the liability or the indemnification obligation of the Members and Merit hereunder for Taxes attributable to any Pre-Closing Tax Period.

13.                                 Indemnification.

13.01                     Indemnification by the Members and Merit.

(a)                                  Notwithstanding the Closing, but subject to the limitations set forth in this Agreement, each of the Members and Merit, severally, to the extent of such party’s Pro Rata Share and not jointly, agrees to indemnify, defend and hold Buyer and its directors, officers, employees and shareholders, and the respective successors of each of the foregoing (collectively, “Buyer Indemnified Parties”) harmless from and against any Buyer’s Damages to the extent arising out of or resulting from:  (i) any inaccuracy in or breach of the representations and warranties of Rikco set forth in Section 9 (other than in Section 9.12, the breach of which shall be governed by Section 12.01) of this Agreement or in the certificates furnished to Buyer by the Company pursuant to Section 7.09(b), (f) and (m) of this Agreement, (ii) any failure of the Company to duly perform or observe any covenant or agreement to be performed or observed by the Company pursuant to this Agreement (other than in Section 12, the breach of which shall be governed by Section 12.01), (iii) any Transaction Expenses and Closing Indebtedness incurred or payable by the Company to the extent not paid at or prior to Closing or in any True-Up Payment,

(iv) any “Covered Conduct” that (A) occurred during any period prior to Closing but not covered by the Settlement and CIA Agreements, (B) is asserted by a state Medicaid program, private insurer or consumer or (C) is not otherwise released pursuant to the terms of the Settlement Agreement or (v) any misrepresentation of the Company prior to Closing to the Department of Veterans Affairs.

(b)                                 Notwithstanding the Closing, but subject to the limitations set forth in this Agreement, each Member, severally and not jointly, agrees to indemnify, defend and hold the Buyer Indemnified Parties harmless from and against any Buyer’s Damages to the extent arising out of or resulting from:  (i) any inaccuracy in or breach of such Member’s representations and warranties set forth in Section 9A of this Agreement or in the certificates furnished to Buyer by the Company pursuant to Section 7.09(b), (f) and (m) of this Agreement, and (ii) any failure of such Member to duly perform or observe any covenant or agreement to be performed or observed by such Member pursuant to this Agreement.

(c)                                  Notwithstanding the Closing, but subject to the limitations set forth in this Agreement, Merit agrees to indemnify, defend and hold the Buyer Indemnified Parties harmless from and against any Buyer’s Damages to the extent arising out of or resulting from:  (i) any inaccuracy in or breach of Merit’s representations and warranties set forth in Section 9B (other than in Section 9.05B, the breach of which shall be governed by Section 12.01) of this Agreement or in the certificates furnished to Buyer by Holdco pursuant to Section 7.09(c), (f) and (m) of this Agreement, and (ii) any failure of Merit or Holdco to duly perform or observe any covenant or agreement to be performed or observed by Merit pursuant to this Agreement (other than in Section 12, the breach of which shall be governed by Section 12.01).

13.02                     Limitations on the Members’ and Merit’s Indemnification Obligations.

(a)                                  The Fundamental Representations shall survive the Closing indefinitely.  The representations and warranties of the Company set forth in Section 9.12 (Taxes) and of Merit in Section 9.05B (Taxes), the obligations set forth in Section 12.01 (Taxes) and the indemnification obligations under Section 13.01(a)(v) shall survive the Closing for the applicable statutes of limitations, including any periods of waiver or extension thereof, plus sixty (60) days.  All other representations and warranties of the Company, the Members and Merit in this Agreement shall survive the Closing for a period of fifteen (15) months.  The Members’ and Merit’s obligation to indemnify Buyer with respect to a claim for a breach of a representation and warranty shall terminate upon expiration of the applicable survival period regardless of the applicable statute of limitations provided that the Member’s and Merit’s obligation to indemnify Buyer with respect to a claim for a breach of a representation and warranty shall extend (with respect to such claim) beyond the applicable survival period only if Buyer specifically asserts such claim by notice in writing to the Members prior to the expiration of such survival period.

(b)                                 No indemnification shall be payable by the Members or Merit hereunder unless and until the aggregate amount of Buyer’s Damages exceed $1,250,000 (the “Basket”).  At such time that the aggregate amount of Buyer’s Damages exceeds the Basket, the Members and Merit shall collectively be liable to the Buyer Indemnified Parties only for such amount of Buyer’s Damages which exceed the Basket; provided, however, that: (i) in no event shall the Member’s or Merit’s aggregate liability with respect to indemnification under this

Section 13 (other than under Section 12 or for breaches of the Fundamental Representations or Section 11.12) exceed 10% of the Purchase Price (the “Cap”) provided that the Cap shall be increased to 15% of the Purchase Price solely for Buyer’s Damages arising under Section 13.01(a)(iv), (ii) in no event shall the Member’s or Merit’s aggregate liability with respect to indemnification under Section 12 or under this Section 13 for breaches of the Fundamental Representations exceed the Purchase Price, and, (iii) in no event shall any Buyer’s Damages with respect to a breach of Section 11.12 count towards the Basket or be recovered from the Escrow Amount.  Notwithstanding the foregoing, the Basket shall not apply to breaches of any Fundamental Representations, breaches of Section 9.12 (Taxes), Section 9.05B (Taxes) Section 12 (Tax Matters), or Buyer’s Damages arising under Section 13.01(a)(v), but instead the applicable indemnified party shall be entitled to recover for such indemnification claims from the first dollar.  Further, notwithstanding anything herein to the contrary, in no event shall a Member’s or Merit’s respective liability with respect to indemnification under this Section 13 or Section 12.01 exceed such Member’s or Merit’s, as applicable, Pro Rata Share of the Purchase Price received hereunder.

(c)                                  Notwithstanding anything herein to the contrary, Buyer shall not be entitled to indemnification under this Agreement:

(i)                                     in connection with any claim for indemnification hereunder with respect to which the Buyer has an enforceable claim, right of indemnification or right of set-off against any third party, unless the Buyer assigns such claim, right of indemnification or right of set-off against such third party to the Members; and

(ii)                                  to the extent the Buyer’s Damages are reserved for, or otherwise taken into account, in the Closing Statement, as finally determined.

(d)                                 The amount of any indemnity provided hereunder shall be reduced (but not below zero) by the amount of any net reduction in cash payments for Taxes actually realized by the Buyer Indemnified Parties as a result of Buyer’s Damages giving rise to such indemnity claim in the year of incurrence or payment of such Buyer’s Damages.  Any amounts paid or credited to the Members and Merit under this Section 13.02(d) that are later reversed on audit or other Tax Proceeding shall be promptly repaid by the Members and Merit to the Buyer Indemnified Parties.

(e)                                  The amount of any indemnity provided hereunder shall be computed net of any insurance proceeds actually received by a Buyer Indemnified Party in connection with or as a result of any claim giving rise to an indemnification claim hereunder (reduced by any retroactive premium increase and further reduced by the net present value of any other premium increase resulting therefrom).  If the indemnity amount is paid prior to the Buyer Indemnified Party’s actual receipt of insurance proceeds related thereto, and a Buyer Indemnified Party subsequently receives such insurance proceeds, then the Buyer Indemnified Party shall promptly pay to the Member Representative, on behalf of the Member’s and Merit, the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Buyer’s Damages), but not more, in the aggregate, than the indemnity amount paid by the Members and Merit.  The Members’ and Merit’s obligation to pay an indemnification claims hereunder in any instance in which insurance is reasonably available to cover the events and circumstances giving rise to the indemnification claim is subject to the Buyer Indemnified Party first filing a claim under the applicable insurance policy(ies).

(f)                                    Buyer hereby acknowledges and agrees that prior to the Closing, Buyer shall have no right or remedy to take any action in respect of, and the Company, the Member and Merit shall have no liability to Buyer in respect of, any breach by the Company, the Members or Merit of any of their respective representations or warranties contained herein or a material failure to comply with any of their covenants, conditions or agreements contained herein, except as provided in Section 14.

(g)                                 Except as set forth in Section 13.02(b) with respect to Section 12 or breaches of the Fundamental Representations or Section 11.12, the Members and Merit shall have no obligation to indemnify Buyer Indemnified Parties with respect to aggregate Buyer’s Damages or other amounts arising under Section 13.01 or Section 12.01 in excess of the Cap. Notwithstanding anything in this Agreement to the contrary, all claims for indemnity hereunder by the Buyer Indemnified Parties (other than claims for breach of Section 11.12) shall be brought first against the Escrow Amount held by the Escrow Agent in accordance with the terms of the Escrow Agreement.  If and to the extent the Escrow Amount held by the Escrow Agent is exhausted or otherwise distributed pursuant to the terms of the Escrow Agreement and any Buyer’s Damages or claims for indemnity pursuant to Section 13.01 or Section 12.01(a) or (b) remain unsatisfied, the Buyer Indemnified Parties shall be entitled to additional recovery for Buyer’s Damages or claims for indemnity pursuant to Section 13.01 or Section 12.01(a) or (b) from the Members or Merit up to an aggregate amount equal to the difference between the Cap and that portion of the Escrow Amount previously distributed to the Buyer pursuant to the Escrow Agreement.  The Buyer Indemnified Parties shall not be entitled to any additional recovery from the Members or Merit and such claims shall be null and void except to the extent provided in Section 13.02(b) with respect to Section 12 or breaches of the Fundamental Representations or Section 11.12.  Except as expressly provided in this Section 13 and Section 12.01 and other than claims based upon actual fraud, after the Closing, the Members and Merit shall have no obligation or liability to the Buyer Indemnified Parties or the Company, and the Buyer Indemnified Parties and the Company shall have no claim or recourse against the Members or Merit arising out of or in connection with this Agreement and/or the transactions contemplated by this Agreement, it being understood and agreed by the parties that indemnity as provided for in this Section 13 and Section 12.01, other than claims based upon actual fraud, shall be the sole and exclusive remedy and sole source of recovery for any Buyer’s Damages or any such claim for any such matters, whether such claims are framed in contract, tort, violation of law or otherwise.

(h)                                 Any liability for indemnification under this Section 13 or Section 12.01 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(i)                                     AS BETWEEN THE PARTIES TO THIS AGREEMENT, NO CLAIMS OR CAUSES OF ACTION ARISING UNDER OR RESULTING FROM THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE ASSERTED BY ANY PERSON FOR INCIDENTAL,

CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING DIMINUTION IN VALUE, REPUTATIONAL DAMAGE, LOST CUSTOMER REVENUE OR LOST PROFITS), OR SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES AND IN PARTICULAR, WITHOUT LIMITATION, NO “MULTIPLE OF PROFITS” OR “MULTIPLE OF CASH FLOW” OR SIMILAR VALUATION METHODOLOGY OTHER THAN ACTUAL OUT-OF-POCKET DAMAGES.  NOTWITHSTANDING ANYTHING ELSE HEREIN TO THE CONTRARY, THE LIMITATIONS SET FORTH IN THIS SECTION 13.02(i) SHALL NOT APPLY TO ANY THIRD PARTY CLAIMS.

13.03                     Indemnification by Buyer.  Notwithstanding the Closing, but subject to the limitations set forth in this Agreement, Buyer agrees to indemnify, defend and hold the Members and Merit harmless from and against any Members’ Damages to the extent arising out of or resulting from any of the following: (a) any inaccuracy in or breach of the representations or warranties of Buyer set forth in this Agreement or in the certificate furnished by Buyer pursuant to Section 8.05(b) or (d) of this Agreement; and (b) any failure to duly perform or observe any term, provision or covenant to be performed or observed by Buyer pursuant to this Agreement or any agreement to be executed by Buyer pursuant to the terms of this Agreement.  Notwithstanding anything herein to the contrary, in no event shall Buyer’s liability with respect to its indemnification obligations exceed the Cap.

13.04                     Procedure.

(a)                                  Following the discovery of any facts or conditions which could reasonably be expected to give rise to either Buyer’s Damages or Members’ Damages, the party seeking indemnification under this Section 13 (the “Indemnified Party”) shall, within thirty (30) days thereafter, provide written notice to the party from whom indemnification is sought (the “Indemnifying Party”), specifying the factual basis of the claim in reasonable detail to the extent then known by the party seeking indemnification (“Indemnification Notice”); provided that the failure to give such notice in such time period shall not relieve the Indemnifying Party of its obligations except to the extent it can show prejudice from such failure.

(b)                                 If any Indemnified Party receives notice of any matter involving a third party which, if sustained, could give rise to a claim for indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall within the time specified in Section 13.04(a) above, provide written notice to the Indemnifying Party of such matter setting forth with reasonable specificity the facts and circumstances as to which such party has received notice; provided, however, that the Indemnified Party shall in any event give written notice to the Indemnifying Party within such period of time as shall be reasonably necessary to allow the Indemnifying Party to respond to any pleading or other document for which a timely response is required; provided further, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(c)                                  Except as set forth in Section 13.04(e) below, within 90 days after the notice described in Section 13.04(b) above is received from the Indemnified Party, or such shorter period as is required to avoid prejudice in any claim, suit or proceeding, the Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; provided further, however, that the Indemnifying Party may not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money damages, resolves the claim entirely, and does not impose an injunction or other equitable relief upon the Indemnified Party. The Indemnified Party, at its option and expense, shall have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of its own selection.  The Indemnified Party shall cooperate fully in such defense, including making available to the Indemnifying Party all books, records and documents within the Indemnified Party’s control or that it can reasonably obtain relating to the Third Party Claim.

(d)                                 Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 13.04(c) above, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably deems appropriate.

(e)                                  In the event a Third Party Claim, which if not first paid, discharged or otherwise complied with, would result in a material interruption or disruption of the businesses of the Company or Buyer, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Party Claim; provided, however, that the Indemnified Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; provided further, however, that the Indemnified Party may not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).  The Indemnifying Party shall cooperate fully in such defense, including making available to the Indemnified Party all books, records and documents within the Indemnifying Party’s control or that it can reasonably obtain relating to the Third Party Claim.  The Indemnifying Party may at any time file any pleadings or take any other action that the Indemnifying Party reasonably believes to be necessary to protect its interests due to the failure of the Indemnified Party to diligently defend such action.  The Indemnifying Party, at its expense, may participate in, but not control, any defense or settlement of any Third Party Claim conducted by the Indemnifying Party pursuant to this Section 13.04(e).

(f)                                    The Indemnified Party and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of a Third Party Claim, and, upon the execution of such agreement, such Third Party Claim shall be deemed established.

(g)                                 The Indemnified Party shall provide all information and assistance reasonably requested by the Indemnifying Party in order to evaluate any Third Party Claim and affect any defense, compromise or settlement thereof.

13.05                     Exclusive Remedies.  If the Closing occurs, the remedies provided in this Article 13 shall constitute the sole and exclusive remedies available to any party hereto with respect to any claim relating to this Agreement or the transactions contemplated by this

Agreement and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise); provided, however, that, the foregoing shall not limit the availability to any party hereof of injunctive and other equitable relief.  If the Closing does not occur due to termination by Member Representative pursuant to Section 14.01(b) or (c), the Member Representative, Members and Merit’s sole and exclusive remedy shall be as set forth in Section 14.03 of this Agreement.

14.                                 Termination.

14.01                     Methods of Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by written agreement of the parties hereto;

(b)                                 by the Buyer or the Member Representative if the Closing has not occurred on or before 60 days after the date of this Agreement (or such later date as the parties may agree in writing upon) (such date the “Outside Date”); provided, however, that, if the Closing does not occur on or prior to the Outside Date solely as a result of the pending consent or approval of a Governmental Authority with respect to filings pursuant to the HSR Act, the Outside Date shall be extended until the earlier to occur of (x) the date that is six months following the Outside Date or (y) the date on which the parties receive notice from such Governmental Authority that the transactions contemplated hereby shall not receive approval pursuant to the HSR Act; provided, further, no party shall be entitled to terminate this Agreement pursuant to this Section 14.01(b) if such party is in material breach of this Agreement and provided that Member Representative shall not be entitled to terminate this Agreement pursuant to this Section 14.01(b) if the Settlement Agreement has not yet been signed;

(c)                                  by the Member Representative, if the Company, the Members and Merit are not then in material breach of any term of this Agreement, upon written notice to Buyer, upon a material breach of any representation, warranty or covenant of Buyer contained in this Agreement; provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Member Representative to Buyer; or

(d)                                 by Buyer, if Buyer is not then in material breach of any term of this Agreement, upon written notice to the Member Representative, upon a material breach of any representation, warranty or covenant of the Company, the Members or Merit contained in this Agreement; provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Buyer to the Member.

14.02                     Procedure Upon Termination.  In the event of termination by Buyer or the Member Representative, or both, pursuant to Section 14.01(b), (c) or (d) above, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by Buyer, the Members or Merit except that the obligations of the parties in this Section 14 and Section 15 will survive, provided, however, that, if this Agreement is terminated under Section 14.01(b), (c) or (d) above because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s willful failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.  If the transactions contemplated by this Agreement are terminated as provided herein, each party shall redeliver all documents, workpapers and other material of the other party relating to the transactions contemplated hereby whether obtained before or after execution hereof, to the party furnishing the same.

14.03                     Termination Fee.  Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Member Representative pursuant to Section 14.01(b) or (c), then in each such case the Members and Merit shall suffer direct and substantial damages, which damages cannot be determined with certainty, and to compensate the Members and Merit for such damages the Buyer shall pay the Members and Merit the amount of 3% of the Purchase Price (the “Termination Fee”).  If the Termination Fee becomes payable, the Buyer shall make payment by wire transfer of immediately available funds to the accounts designated by the Members and Merit respectively within two Business Days following the date of termination of this Agreement.  The Termination Fee shall be allocated among the Members and Merit in accordance with their respective Pro Rata Shares.  The Termination Fee shall be Member Representative, Members and Merit’s sole and exclusive remedy for termination of this Agreement by Member Representative pursuant to Section 14.01(b) or (c).

15.                                 Miscellaneous.

15.01                     Further Assurances.  Upon request, from time to time, each party agrees that it shall (or direct its employees to, if applicable) execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable in the reasonable opinion of the other party to consummate the transactions contemplated hereby.

15.02                     Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and subject to the laws of the State of New York without giving effect to choice of law principles thereunder.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK, IN EACH CASE THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR ANY SUIT, ACTION OR PROCEEDING RELATED THERETO SHALL BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.  EACH OF THE PARTIES AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY

OTHER MANNER PROVIDED BY LAW.  EACH PARTY AGREES TO ACCEPT SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER INITIAL PLEADING MADE IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 15.05.  NOTHING IN THIS SECTION 15.02 HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE SUCH SUMMONS, COMPLAINT OR INITIAL PLEADING IN ANY OTHER MANNER PERMITTED BY LAW.

15.03                     Entire Agreement.  This Agreement, the Confidentiality Agreement and the agreements to be executed in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, representations or warranties which are not set forth herein.  All prior negotiations, agreements and understandings with respect to such subject matter are superseded hereby.

15.04                     Public Announcement.  The parties agree to provide each other with a reasonable opportunity to comment on the initial press release, if any, with respect to the execution of this Agreement and/or consummation of the transactions contemplated by this Agreement proposed by a party.  Except as required by applicable law or the requirements of any securities exchange, no public announcement of the transactions contemplated hereby shall be made prior to the Closing (by way of press release, disclosure to the trade or otherwise), except with the mutual agreement of the parties.

15.05                     Notices.  Any notice to be given hereunder shall be deemed given and sufficient if in writing and (a) delivered by hand or by reputable overnight courier, (b) delivered by registered or certified mail, or (c) sent by facsimile transmission, in the case of the Members, Merit or the Company, to:

Member Representative:

Thomas Campion

Merit Mezzanine Fund IV, L.P.

303 West Madison Street, Suite 2100

Chicago, IL 60606

Facsimile:  312-592-6112

with a copy (which shall not

constitute notice) to:

Martin J. McLaughlin, Esq.

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 1700

Milwaukee, WI 53202

Facsimile:  (414) 298–8097

and, in the case of Buyer, to:

DJO, LLC

1430 Decision Street

Vista, CA 92081

Fax:  (760) 734-5644

Attention:  General Counsel

with a copy (which shall not

constitute notice) to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, CA 92130

Fax:  (858) 523-5450

Attention:  Scott N. Wolfe, Esq.

or to such other address as Buyer or the Members may designate by notice in writing to the other party.

15.06                     Incorporation of Terms.  The introductory language and recitals set forth above, and the Exhibits and Schedules identified herein, are incorporated into this Agreement by reference and made a part hereof.

15.07                     Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

15.08                     Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.

15.09                     Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a party without the prior written consent of all of the parties to this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.10                     Benefit.  Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15.11                     Appointment of Member Representative.

(a)                                  Each of the Members and Merit hereby irrevocably appoints the person designated from time to time as its true and lawful attorney-in-fact, to act as its representative (each, a “Member Representative”) under this Agreement and, as such, to act as such Member’s and Merit’s agent (with full power of substitution) to take any action on such Member’s and Merit’s behalf with respect to all matters relating to this Agreement, the Escrow Agreement and the transactions contemplated hereby.  Thomas Campion is hereby appointed and hereby accepts his appointment as the initial Member Representative (the “Initial Member Representative”).  Each Member and Merit acknowledges that the appointment of the Initial Member Representative as Member Representative herein is coupled with an interest and may not be revoked.  The Initial Member Representative accepts his appointment and authorization to act as attorney-in-fact and agent of Members and Merit.

(b)                                 The Initial Member Representative will serve as the Member Representative until the earlier of his resignation or removal (with or without cause) by Members and Merit holding an aggregate Pro Rata Share of 50% or more (which may include the Pro Rata Share of the then-current Member Representative) (a “Majority of the Members”).  Upon the resignation or removal of the Initial Member Representative, a Majority of the Members will select a new Member Representative who may resign or be removed or replaced (with or without cause) by a Majority of the Members.  Each time a new Member Representative is appointed pursuant to this Agreement, such representative must accept such position in writing.

(c)                                  A Majority of the Members will notify Buyer promptly in writing of each change of the Member Representative.  Until Buyer receives the foregoing written notice, Buyer will be entitled to assume that the person last acting as the Member Representative is still the duly authorized Member Representative.  Buyer will be entitled to rely upon as being binding upon each Member and Merit any agreement, document, certificate or other instrument reasonably believed by Buyer to have been executed by the Member Representative, and Buyer will not be liable to any Member or Merit for any action taken or omitted to be taken in such reliance, or otherwise in reliance upon the instructions or directions given, or actions taken, by the Member Representative that are contemplated or permitted to be given or taken thereby by the terms of this Agreement.

(d)                                 In furtherance of the appointment of Member Representative herein made, each Member and Merit, fully and without restriction:  (i) agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by Member Representative under this Agreement and the Escrow Agreement, and (ii) authorizes Member Representative to (A) deliver to Buyer all certificates and documents to be delivered to Buyer by the Members and Merit pursuant to this Agreement and the Escrow Agreement, together with any certificates and documents executed by the Members and Merit and deposited with the Member Representative for such purpose, (B) dispute or refrain from disputing any claim made by Buyer under this Agreement and the Escrow Agreement, (C) negotiate and compromise any dispute which may arise under this Agreement and the Escrow Agreement, (D) pay any amounts due Buyer under this Agreement and the Escrow Agreement, (E) exercise or refrain from exercising any remedies available to the Members and Merit under this Agreement and the Escrow Agreement, (F) sign any releases or other documents with respect to any such dispute or remedy, (G) waive any condition contained in this Agreement and the Escrow Agreement, (H) give such instructions and do such other things and refrain from doing such other things as Member Representative, in his sole discretion, deems necessary or appropriate to carry out the provisions of this Agreement and the Escrow Agreement, (I) receive all amounts payable by Buyer to Members and Merit hereunder and under the Escrow Agreement on behalf of the Members and Merit and, subject to clauses J, K and L below, pay to each Member and Merit such party’s Pro Rata Share of such amounts, (J) pay out of funds coming into the hands of the Member Representative from Buyer, all fees and expenses of the Members and Merit incurred in connection with the transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, the fees and expenses of counsel, accountants, brokers and other professional advisors retained by or on behalf of the Members and Merit, or any of them, in connection with such transactions, (K) retain such counsel, accountants and other professional advisors as the Member Representative reasonably deems necessary to assist him in the performance of his duties hereunder or under the Escrow Agreement and pay the fees, costs and expenses thereof out of the funds coming into the hands of the Member Representative, and (L) retain out of funds coming into the hands of the Member Representative from Buyer such amounts as the Member Representative, in his sole discretion, deems appropriate to be held as reserves for expected or potential future expenses or liabilities of the Members and Merit hereunder and under the Escrow Agreement and pay such amounts to such parties as he deems appropriate.  Payments made by the Member Representative under clauses D, J and K above shall be considered to be paid by the Members and Merit based on their respective Pro Rata Shares.

(e)                                  The Members and Merit, jointly and severally, agree to indemnify the Member Representative and to hold him harmless against any and all loss, liability or expense incurred without bad faith on the part of the Member Representative and arising out of or in connection with his duties as the Member Representative, including the reasonable costs and expenses incurred by the Member Representative in defending against any claim or liability in connection herewith.

(f)                                    The Members and Merit consent to the execution of this Agreement and the consummation of the transactions contemplated hereby.

15.12                     Disclosure Schedules.  Certain information set forth in the Disclosure Schedules to this Agreement is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Buyer, the Members, Merit or the Company, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Buyer, the Members, Merit or the Company, as applicable.  Information disclosed in any section of the Schedules shall be deemed to be disclosed and incorporated into any other section of the Schedules, without specific repetition or cross-reference, where such disclosure would be appropriate and reasonably apparent.

15.13                     Other Agreements. The parties to this Agreement agree:

(a)                                  that any claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving Credit Suisse, any arranger or lender or any affiliate thereof arising out of or relating to this Agreement or the Commitment Letter or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or Federal court sitting in the City of New York,

(b)                                 not to bring or permit any of their affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other court,

(c)                                  to waive any right to trial by jury in respect of any such claim, suit, action or proceeding,

(d)                                 that Credit Suisse or any arranger or lender (and their respective affiliates) are beneficiaries of any liability cap or other limitation on remedies or damages in this Agreement, and

(e)                                  that Credit Suisse or any arranger or lender (and their respective affiliates) are express third party beneficiaries of the provisions set forth in this Section 15.13 of this Agreement.

15.14                     Facsimile/Electronic Delivery; Counterparts.  This Agreement may be executed by facsimile or other electronic delivery of original signatures, and in counterparts, both of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each party and delivered, including by facsimile or other electronic delivery, to the other party.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

COMPANY:

RIKCO INTERNATIONAL, LLC

BY	/s/ Rickey Kanter
Print Name Rickey Kanter
Title CEO

HOLDCO:

RIKCO HOLDING CORPORATION

BY	/s/ Thomas F. Campion
Print Name Thomas F. Campion
Title

MERIT:

MERIT MEZZANINE FUND IV, L.P.

BY	/s/ Thomas F. Campion
Print Name Thomas F. Campion
Title Managing Director

MERIT MEZZANINE PARALLEL FUND IV, L.P.

BY	/s/ Thomas F. Campion
Print Name Thomas F. Campion
Title Managing Director

MEMBERS:

/s/ RickKanter
Rick Kanter

/s/ Patty Ann Kanter
Patty Ann Kanter

/s/ Eric Lorenz
Eric Lorenz

KANTER DYNASTY TRUST

BY	/s/ Mark E. Albrecht
Print Name Mark E. Albrecht
Title Trustee

DJO, LLC

BY	/s/ Vickie L. Capps
Print Name Vickie L. Capps
Title Executive Vice President and Chief Financial Officer